As filed with the Securities and Exchange Commission on December 30, 1999
                                                      Registration No. 333-79831
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                               ------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                               PIPELINE DATA INC.
                 (Name of small business issuer in its charter)
                               ------------------

           Delaware                            7310                    13-3953764
(State or other jurisdiction of    (Primary Standard Industrial       (IRS Employer
incorporation or organization)      Classification Code Number)    Identification No.)

        Address; 250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530;
                                (914) 725-7028
         (Address and telephone number of principal executive offices, principal place of business, and name, address and telephone number of agent for service of process)

                    ----------------------------------------
                    Jack Rubinstein, Chief Executive Officer
                    ----------------------------------------

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------
                                 With copies to:

                            Adam S. Gottbetter, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-0532
                               ------------------

                         Calculation of Registration Fee

====================================================================================================================================
                                                                 Amount     Proposed Maximum    Proposed Maximum         Amount of
                                                                  to be      Offering Price        Aggregate          Registration
Title of each Class of Securities Being Registered             Registered    Per Security(1)    Offering Price(1)          Fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock.................................................   3,275,000         $0.50(1)        $1,637,500         $  456.00(1)
----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrants..................................   1,000,000         $0.10           $  125,000         $   27.80
----------------------------------------------------------------------------------------------------------------------------------
Class B Redeemable Warrant...................................   1,000,000         $0.10           $  125,000         $   27.80
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Class A Warrants(2)..................   1,000,000         $3.00           $3,000,000         $  834.00
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Class B warrants(2)..................   1,000,000         $5.00           $5,000,000         $1,390.00
----------------------------------------------------------------------------------------------------------------------------------
TOTAL........................................................   7,275,000                         $9,887,500         $2,735.60
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee and includes shares being sold by selling stockholders.

(2) Includes 2,275,000 shares being registered for resale by the selling stockholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Pursuant to Rule 416 there are also registered hereby such additional number of shares as may become issuable by reason of the anti-dilution provisions of the class A redeemable warrants and class B redeemable warrants. These additional shares are not issuable by reason of the anti-dilution provisions of other derivative securities we may issue in the future.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein may be completed or amended. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor may these securities be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

[GRAPHIC OMITTED]                                                   PROSPECTUS



                                                         SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED: DECEMBER 29, 1999


                               Pipeline Data Inc.
             250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530


This offering involves a significant degree of risk and prospective investors need to read the section called "Risk Factors" which begins on page 6.


We have registered 1,000,000 shares of our common stock, 1,000,000 three-year redeem able class A warrants and 1,000,000 five-year redeemable class B warrants. We are offering a minimum of 200,000 units. Each unit will consist of one share of our common stock, and a choice of either one class A warrant or one class B warrant. Each unit will be of fered at $.60 per unit. Our common stock and warrants underlying these units may be transferred separately upon issuance. After we sell 200,000 units, we will sell, pursuant to this prospectus, the remaining number of our shares and warrants separately. A share of common stock will be offered at a price of $.50 per share. The class A warrants and the class B warrants each will be offered at $.10 per warrant. We have also registered and will offer pursuant to this prospectus, 2,000,000 shares of our common stock for issuance upon exercise of the class A and class B war rants.

We have also registered the sale of 2,275,000 shares of our common stock owned by share holders. Any proceeds and profits from their sale will go to these shareholders and not to us. The selling shareholders may resell their common stock at prices below our initial offering price. They have agreed not to sell any of their shares until one year from the effective date of this registration statement. There is currently no public market for these securities.

These securities will be offered in a self-underwritten offering by our officers and directors. We can give you no assurance that we will be able to find purchasers for them. We must sell a minimum of 200,000 units within 12 months from the effective date of this prospectus. Amounts received will be escrowed and promptly returned, without interest, if this threshold is not reached.

Neither the Securities and Exchange Com mission, nor any state securities commission, has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                Table of Contents


                                                                            Page
                                                                            ----


Prospectus Summary..........................................................4
   The Company..............................................................4
   The Offering.............................................................4
   Registration of Additional Shares
    Offered By Selling Shareholders ........................................5
   Offices of The Company...................................................5
Risk Factors................................................................6
Business of The Company.....................................................9
Management's Discussion And Analysis of
  Financial Condition And Results of Operations ............................34
Use of Offering Proceeds....................................................37
Capitalization .............................................................40
Dilution....................................................................41
Dividend Policy ............................................................42
Plan of Distribution........................................................42
Directors, Executive Officers,
     Promoters And Control Persons..........................................45
Security Ownership of
  Certain Beneficial Owners
  and Management............................................................49
Description of Securities...................................................49
Interest of Named Experts And Counsel.......................................52
Certain Provisions of Our
  Articles and By-Laws and
  Disclosure of Commission Position On
  Indemnification For Securities Act Liabilities ...........................53
Description of Property.....................................................54
Certain Relationships And
  Related Transactions......................................................54
Market For Common Equity
  and Related Stockholder Matters...........................................55
Executive Compensation......................................................56
Changes in And Disagreements With
  Accountants on Accounting And
  Financial Disclosure......................................................56


Financial Statements of the Company                            F-1 through F-11

                           ---------------------------

                               Prospectus Summary

This is a Brief Summary of the Information in this Prospectus. Potential Investors Should Read the Entire Prospectus Before Investing


                                   The Company

Pipeline Data Inc., a Delaware corporation, was incorporated in 1997, and began its business operations in 1998. Under our corporate charter documents, we may engage in any activity for which corporations may be organized under the Delaware General Corporation Law. We are a development stage company and are currently developing a website to provide healthcare consumers with information on a broad range of medical conditions. We launched the initial beta-version of our website (at http:/www.healthpipeline.com) in August 1999. This beta version contains the initial collection of an on-line library of current healthcare, pharmaceutical and biotechnology information. Through our beta site, we have received very limited revenue from sales of advertisements. We plan to continue the development of our company through various phases.


We intend to become an on-line direct marketing agent designed to assist the pharmaceutical, biotechnology and healthcare industries to target a valuable and growing volume of individual consumers who will use our website to request specific medical and healthcare information. The Offering

We are initially offering a minimum of 200,000 units. Each unit consists of one share of our common stock and either one class A redeemable warrant or one class B redeemable warrant. Each unit will be offered at a price of $.60 per unit. The common stock and warrants underly ing the units may be transferred separately upon issuance. After we sell 200,000 units, we will sell, pursuant to this prospectus, the remaining number of our shares and warrants separately. A share of common stock will be offered at a price of $.50 per share. The class A warrants and the class B warrants each will be offered at a price of $.10 per warrant. . We have also registered and will offer pursuant to this prospectus, 2,000,000 shares of our common stock for issuance upon exercise of the class A and class B warrants. The class A warrants may be exercised for one (1) share of common stock from their date of issuance until January __, 2003 at an exercise price of $3.00 per share. The class B redeemable warrants may be exercised for one (1) share of common stock from their date of issuance until January _, 2005 at an exercise price of $5.00 per share. If this entire offering is sold and all the warrants are exercised, there will be an additional 3,000,000 shares of common stock. When added to the 1,250,000 shares of common stock previously issued, we will have a total of 5,275,000 shares of common stock issued and outstanding.

The warrants are subject to redemption, and assuming that all warrants are sold and exercised, we will receive an aggregate of $8,000,000 from such exercise less offering expenses. There is no assurance that all the warrants will be sold, or if sold, will be exercised.

We are offering the securities on a self-underwritten basis. A minimum number of 200,000 units must be sold within 12 months from the date of this prospectus in order for the offering to be continued. Amounts received will be escrowed and promptly returned, without interest, if this threshold is not reached.


        Registration of Additional Shares Offered by Selling Shareholders


We will be registering, concurrently with the offering, the sale of 2,275,000 shares of our common stock issued to certain shareholders in connection with organizational activities rendered to us. Upon a sale of these securities, any proceeds and profits will go to these shareholders and not to us. The selling shareholders may resell their securities at prices below their initial offering price.


                             Offices of the Company



            250 East Hartsdale Avenue, Suite 21, Hartsdale, NY 10530,
                             Telephone 914-725-7028

                                  Risk Factors

        An investment in the Securities is risky and should only be made by investors who can afford to lose up to their entire investment. Before purchasing the Securities, you should consider carefully the following risk factors, in addition to the other information in this prospectus.


         An investment in the Securities is risky and should only be made by investors who can afford to lose up to their entire investment. Before purchasing the Securities, you should consider carefully the following risk factors, in addition to the other information in this prospectus.

         We have had losses of $309,448 since inception and expect continued losses in the foreseeable future.

         We may depend upon suppliers with whom we have no contracts, who could compete against us and who could increase the prices for their goods and services.

         In order to provide Internet access and other on-line services to our customers, we intend to lease long-distance fiber optic telecommunications lines from national telecommuni cations services providers. We depend upon these providers substantially.

         Certain suppliers, including regional Bell operating companies and competitive local exchange carriers, are currently subject to various price constraints, including tariff controls, which in the future may change. In addition, pending regulatory proposals may affect the prices charged to us by the regional Bell operating companies and competitive local exchange carriers. These regulatory changes could result in increased prices for products and services, which could have a material adverse effect on our business, financial condition or results of operations.

         We anticipate relying wholly on other companies to supply our network infrastructure (including telecommunications services and networking equipment), which, in the quantities and quality we require, is available only from sole or limited sources. We cannot assure you that our suppliers will not: compete directly with us; enter into exclusive arrangements with our competitors; or stop selling their products or components to us at commercially reasonable prices, or at all .

         Our Internet access providers and other suppliers may refuse to enter into written contracts with us. Without a contract, we have no assurance that the fees charged to us by these suppliers will remain constant. We will endeavor to compare the prices of potential suppliers and award our business on a best price/best service basis. When possible, we will endeavor to negotiate contracts with our suppliers. We anticipate that in some instances we will have to pay an attorney for time spent negotiating, writing or reviewing contracts with our suppliers. Some suppliers use only their own standardized contract forms, leaving little room for the negotiation of favorable changes on our behalf. Larger companies with more resources than we have may be able to obtain more favorable contracts as they can promise a supplier more business and can allocate more resources towards contract negotiations and attorneys fees.We will depend on content providers to provide high quality content from reliable sources; failure by these providers could result in customer dissatisfaction and loss of business.

         We anticipate relying on independent content providers for the much of the clinical, educational and other general healthcare information that is to be provided through healthpipeline.com. We intend to enter into strategic relationships to obtain content for healthpipeline.com. Our success will depend significantly on our ability to maintain relation ships with our content providers, and to build new relationships with other content providers. We anticipate depending on the abilities of our content providers to deliver high quality content from reliable sources, and to continually upgrade their content in response to visitor and subscriber demand, as well as evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could (a) result in visitor and sub scriber dissatisfaction, (b) inhibit our ability to convert visitors to subscribers, and
(c) damage the healthpipeline.com brand name; and any of these potential problems could have a material and adverse effect on our business, financial condition and operating results.

         There may be substantial sales of our common stock after the expiration of the one year "Lockup" Period which may decrease the market price of our common stock.

         Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales will occur, could have a material and adverse effect on the market price of the common stock. After the completion of this offering and prior to any warrant exercise, 3,275,000 shares of our common stock will be outstanding. Approximately 69.4% of these shares or 2,275,000 shares of the total will be shares that have been issued to officers, directors, and their affiliates in return for organizational efforts and initial capitalization of the issuer. For a period of one year, these officers, directors and affiliates will not be able to sell their stock. We intend to keep the registration statement that includes this prospectus effective for an extended period of time after we sell the securities that we are offering.

The penny stock rules could make selling our securities more difficult

         Our common stock will be a "penny stock," under Rule 3a51-1 under the Securities and Exchange Act, unless and until the shares reach a price of at least $5.00 per share, we meet certain financial size and volume levels, or the shares are registered on a national securities exchange or quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period of time after the offering. A "penny stock" is subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Commission. Those rules require securities broker-dealers, before effecting transactions in any "penny stock," to deliver to the customer, and obtain a written receipt for a disclosure document set forth in Rule 15g-10. (Rule 15g-2); to disclose certain price information about the stock (Rule 15g-3); to disclose the amount of compensation received by the broker-dealer (Rule 15g-4) or any "associated person" of the broker-dealer (Rule 15g-5); and to send monthly statements to customers with market and price information about the "penny stock" (Rule 15g-6). Our common stock will also be subject to Rule 15g-9, which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchasers account under certain standards, and deliver written statements to the customer with information specified in the rules (Rule 15g-9). These additional requirements could prevent broker-dealers from effecting transactions and limit the ability of purchasers in this offering to sell their shares into any secondary market for our common stock.

         We rely on our senior management to direct our business endeavors; we anticipate the need to attract highly qualified personnel in areas of management, technical support, marketing and customer support.

         Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of Jack Rubinstein, President, R. Scott Barter, Director, or one or more of the other executive officers or key employees, could have a material and adverse effect on our business. Our future success also depends on our ability to attract and retain highly qualified technical, marketing, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain enough highly qualified employees in the future. If our management is unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially and adversely affected. During the next 12 months, we anticipate hiring or contracting with a market research person to conduct a market study to determine the largest recruiters of clinical trial participants and their recruitment methods. We also anticipate hiring or contracting with a technical consultant to research and develop the web-enabled operational platform to best facilitate a scalable Internet application that will best suit our needs. Payment for a portion of these services will be made out of the minimum proceeds from this offering.

                           Forward Looking Statements

Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "Forward-Looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospec tus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this prospectus, including certain risks and uncertainties, could cause the actual results of the company to differ materially from those contained in any forward-looking statement.

                             Business of the Company

Company Background and History

         We are a Delaware, development stage, corporation that was incorporated in June 1997. During 1998, we made progress in researching and developing an online system to easily access and deliver requested information from members of the healthcare, pharmaceutical and biotechnology industries to subscribers to our site. This research focused on refining the process in which we receive the relevant information from the individual, quickly relate this information to the healthcare and/or pharmaceutical customer, and then relay back to the customer the relevant medical and pharmaceutical information he or she requested.

         We launched the initial beta-version of our website (at http:/www.healthpipeline.com) in August 1999. This beta version contains the initial collection of an on-line library of current healthcare, pharmaceutical and biotechnology information. Through our beta site, we have received very limited revenue from sales of advertisements. We plan to continue the development of our company through various phases.

         Our next phase of development will commence upon receipt of the minimum proceeds of this offering, although we will require funds in excess of the minimum to complete this phase. This phase contemplates the further research and development of our site's operating infrastructure and the refinement of our marketing strategy. After completion of this phase of development, we anticipate the initial test phase of our on-line direct marketing service. This test phase is planned for the 2nd quarter of 2000. Launch of an early release phase should be completed in the second half of 2000 with a full commercial launch to follow thereafter. We anticipate that our service will provide a comprehensive database of individual subscribers receiving medical data and clinical trial references spanning over fifty major disease (and condition) categories.

Our Business

         Pipeline Data intends to become an on-line direct marketing agent and referral site designed to assist the healthcare, pharmaceutical and biotechnology industries to target directly a valuable and growing volume of individual consumers who have utilized our website to request specific information in the medical and healthcare arena. We are also interested in developing business concepts in all areas of health and science. We actively engage in discussions with business persons and professionals in the fields of medicine, biology, chemistry, technology and the other sciences in the hopes of developing a successful, cutting edge business to maximize the value of our company as well as our shareholders' investment in us.


         Our website (at http://www.healthpipeline.com) is being designed to target healthcare consumers, their families, friends and associates, as well as healthcare professionals. Upon commercialization of our website, we intend to provide a range of online services, including providing access to:

          o a library of current information on various aspects of healthcare, pharmaceuticals and biotechnology;

          o personalized information about specific health conditions targeted according to the medical profiles of our individual subscribers,

          o content-specific on-line communities that allow consumers to participate in real-time discussions and support networks via the web.

          o    Information on and the ability to participate in clinical trials

          o    Health related books and other products.

      Our business opportunity arises from two complementary global trends. The first is the dramatic and continuing growth of the Internet as a source of information. The second is the re-directing of healthcare advertising expenditures from professionals to consumers through "direct-to-consumer" (DTC) campaigns.

      We are looking to assume a leading role in the on-line health information delivery business through a unique, scalable system for

          o creating and maintaining user profiles; and, based upon these profiles, delivering targeted news and announcements via e-mail, and

          o simultaneously cultivating a dedicated subscriber base, which we can utilize for marketing and revenue generating purposes.

         Our mission is to help health care consumers (and their families) gain access to pertinent information that will enable them to make better health care decisions, communicate more effectively with health care providers, and promote compliance with appropriate therapies.

         Our business strategy is to attract visitors to our website and provide them with access to information, services and products pertinent to the medical condition that concerns either themselves, a member of their family, or one of their friends. Access to our website will be free, however we may offer premium services for a fee. The creation of premium service and the assessment of any associated fees will be based upon the market place and the marketing practices of competitors.

         While developing our website, we also will be refining our marketing strategy. We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site manage ment organizations. We intend to conduct a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site. We do not anticipate any revenue generation until the commercial launch of our website. In the meantime, we will continue to study the best ways to tap sources with the highest revenue generation potential. We anticipate generating future revenue opportunities from multiple sources. We anticipate, that our primary sources of revenues will include:

          o    lead generation fees for recruiting clinical trial participants;

          o lead generation fees charged to pharmaceutical and healthcare marketers; and;

          o    on-line sales of books and medical supplies ("e-commerce");

         We anticipate that secondary sources of revenue will include:

          o    sales of website advertising and commercial sponsorships,

          o    licensing content;

          o    off-line newsletter subscriptions; and

          o    consulting services.

Business Description

         Through our Internet website, we intend to deliver a branded, integrated, web- based solution for the healthcare information needs of consumers. We envision our website, located at http://www.healthpipeline.com, to be a single point of access to electronic data interchange services, enhanced communications services, branded healthcare content and other relevant web-based offerings. The website will provide premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers, and content-specific on-line communities that allow consumers to participate in real-time discussions and support networks via the web.

         We intend to be primarily a "direct-to-consumer" (DTC) marketing channel with a "virtual medical and health information library" on the Internet and world wide web, that will create a high quality content destination that attracts visitors who will find the information valuable. We also intend to reach non-Internet users through newsletters, CD-ROMs, television and other vehicles.

         Our website is being developed to serve the consumer demand for top-quality, compre hensive information on specific medical topics. Our primary target audience consists of health care consumers and their families, who are facing acute and/or chronic, long-term medical conditions and who are looking for detailed information about particular illnesses, the latest treatments, drug-related and other therapies, as well as the management of side effects.

         Our content is presented in English and can be easily translated into other languages to expand the market opportunity. Our research, development and market exploration leads us to various opportunities that we might seek to grow, if management determines that the opportu nity is a meaningful and potentially successful one.

The Overall Market Opportunity

         Our overall market opportunity arises from two complementary global trends. The first is the dramatic continuing growth of the Internet as a source of information. The second is the redirecting of healthcare advertising expenditures from professionals to consumers through DTC campaigns. We believe that the following specific key trends increase demand for our services:

1. Continuing Penetration of Computers and Modems in the Home:

         An increasing percentage of computer owners also own modems, which are being pre-installed in a growing number of new computers. Currently, over 51 million U.S. households have personal computers; over 75 million people use the Internet; at least 12 million new people sign on to the Internet each year; the median household income for US web "surfers" is approximately $65,000 per year; the web is one of the fastest and least expensive forms of marketing and customer service; and consumers are increasingly turning to the WWW to locate and purchase goods and services. (Source: Information Developers, Web Site Solution Provider -http://www.infodevelopers.com/Q&A.htm.) We believe that this growth has been accompanied by increasing use of computers for communications such as facsimile transmis sions and electronic mail.

         Connectivity is also an important factor. The standard modem speed for individual Internet connection has rapidly grown from 14.4 kbps to 28.8 kbps and is quickly approaching 56 kbps. Concurrently many companies are rushing to provide the individual Internet user with much higher speed connections via cable modems and digital subscriber line (DSL) connections. DSL technology provides continuous high-speed Internet access. "As a data transport service, DSL is well positioned between slow, inexpensive analog dial-up service and high-speed expensive dedicated T1 service. As a result, many competitive local exchange carriers (CLECs), Baby Bells and long distance providers such as MCI WorldCom Inc. recently have announced plans for large-scale deployments of DSL-based access networks to serve the increasing demands for high-speed data services among business and residential subscribers (excerpted from Voice Brings New Perspective to DSL, by Ken Kolderup, X-CHANGE magazine, April 1999 (c) 1999 Virgo Publishing, Inc)." We believe that the higher speed connections now becoming readily available will make our services increasingly accessible and attractive.

2. Growth of the Informational and Commercial  Applications and Resources of the
Internet:

         Use of the Internet has grown rapidly since commercialization in the early 1990s. An increasing number of servers and websites are being connected to the Internet, making available educational and healthcare text, graphics and audio and video information which may be accessed by consumers. Traditional and emerging Internet applications, including electronic mail and the Internet, are also increasing in popularity. Internet use is also being promoted by the development of user-friendly navigation and search tools designed to simplify consumer access to the Internet's resources.

3.   Increasing Demand for Healthcare Information:

         We believe that demand for healthcare information and services is increasing as the "baby boomer" generation reaches its peak healthcare consuming years. Consumers are assuming greater responsibility for their healthcare decisions, seeking more information when choosing a health plan, doctor or treatment. Significantly, there is also a growing propensity towards "self-help" in regard to healthcare. According to The New York Times, the number of health-related websites on the Internet has grown significantly, reflecting increased consumer demand for information to help them make more informed choices about their own care.

         In light of the spectacular growth of the Internet over the last few years, estimates of the number of Internet users vary widely. Most put the number of U.S. residents with at least minimal Internet access (i.e., e-mail) at between 30 and 50 million, and industry studies confirm that this number continues to increase rapidly. With tens of thousands of new users and thousands of new websites added to the fold each day, accurate demographic profiles are difficult to derive. Nevertheless, certain trends have been established. In particular, it has been noted that health and medical issues are among the most important to Internet users as a whole. From studies reviewed by us, it appears that health and medical information is one of the fastest growing areas of interest on the Internet.

         According to Media Metrix, an independent web research company, healthcare-related content was the second most popular subject of web-based information retrieval searches in 1997. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information before and after they go to a doctor's office. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched on-line for health and medical information, and approximately 50% of these individuals made off-line purchases after seeking information on-line. Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for on-line health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services off-line. Accordingly, we believe that healthcare and pharmaceutical companies will increasingly attempt to influence consumer spending decisions through on-line advertising. An independent research company, Jupiter Communications, estimates that expenditures for on-line health and medical advertising will grow to approxi mately $265 million by 2002.

The Market Niche Opportunity

         The traditional physician/patient relationship has been usurped by having to use physi cians and specialists dictated by increasingly restrictive medical plans. In addition, more physicians work in large compartmentalized offices and don't have the time, inclination or incentive to develop long term patient relationships. Taken together, these factors are causing an ever-growing number of consumers to take greater responsibility for their own health-related decisions. As such, this particular group forms an important target market for pharma ceutical and healthcare marketers - hence the increase in DTC programs. Independent research analysts estimate that DTC advertising will grow from $0.8 billion in 1997 to $3 billion in 2000 and $6 billion by 2005. On this basis, pharmaceutical DTC advertising expenditures will surpass those of the U.S. automotive industry in the next three years.

         As would be expected, a rapidly growing number of these consumers (i.e., potential DTC targets) are logging on to the Internet to seek information that will help them to address the health problems that impact their families and themselves. Studies have shown that there are a measurably higher percentage of Internet users among US residents with chronic medical conditions, than among the general population; from this, it has been inferred that those with medical conditions have made a greater effort to avail themselves of the electronic resources available to them.

         Despite the attractiveness of "targeted marketing," i.e., when advertisements are directed to exactly those users most likely to respond, most current Internet advertising employs two very different forms of delivery: graphic advertisements on websites, and text promotions via e-mail. Graphic advertisements on websites most commonly occur as "banners" placed at the top of a page on the web. Banner advertising has a number of significant disadvantages: advertisers must fit their message, including all text and graphics, in a relatively small space; and most users of the web have become so immune to banner advertising that banners often go entirely unnoticed. Yet advertisers are charged for each "impression" they receive.

         Those marketers looking to deliver an extended advertisement or promotion directly to the consumer have sometimes turned to direct e-mail. Though, in most forms, it cannot accommodate graphics, an e-mail message sent directly to an Internet user can contain any amount of text and can speak directly to that user. Unfortunately, direct e-mail marketing has most frequently taken the form of bulk unsolicited e-mailing, in which messages have been sent to all names on a purchased list of e-mail addresses, typically obtained without the explicit consent of the addressees.

         There is, however, an alternative to mass unsolicited mailings, which involves an aspect of "push technology" - wherein a user notifies a list server of those subjects that interest him or her, and the list server filters all potential messages and delivers to the user only those that fit the relevancy criteria - but it is still being employed on only a relatively small scale. The e-mail alternative to mass unsolicited mailings is referred to as an "opt-in" scheme, whereby a user voluntarily submits his or her e-mail address to a list that promises to deliver messages to the interested user. Marketers then deliver their promotions only to those lists, which are appropriate, and all users can opt-out of a given list at any time, thus eliminating the possibility of unwanted messages.

         There are currently between five and ten significant commercial operators of opt-in e-mail lists. All of these lists except one have subscriber bases of less than one hundred thousand. Only a few of these operators offer lists on topics related to health and medicine, and all of these, with a few minor exceptions, are too generic to be of any real use to either a consumer or an advertiser because they offer discipline-specific, and even disease-specific, websites. We believe that no single site offers consumers the ability to sign up once and specify a range of specific interests across medical or health-related disciplines.

The Internet Site

         We launched the initial beta-version of our Internet site (at http:/www.healthpipeline.com) in August 1999. We have been designing our Internet site from the ground up with the healthcare consumer in mind. The objective is to develop an empowered consumer who achieves improved health. The site strives to provide "one-stop shopping" for customer healthcare, pharmaceutical and medical information. The vast majority of services are provided free to the visitor.

         All information and services will be organized into approximately 50 different medical disease and condition topics. Some of the topics include: attention deficit disorder, AIDS, allergies, Alzheimer's disease, arthritis, asthma, breast cancer, bronchitis, colorectal cancer, depression, diabetes, erectile dysfunction, headache/migraines, heart disease, infertility, lung cancer, melatonin, menopause/osteoporosis, obesity, hypertension, pregnancy, prostate cancer, sleep disorder, spinal cord injury, sexually transmitted diseases, stress and strokes. Additional linked sections will be added in the future.

The Service

         For the launch phase, we will create and operate an "opt- in" e-mail delivery service covering the entire spectrum of health, medical, and pharmaceutical interests. All that a potential subscriber needs for this free service is a valid e-mail address. A new subscriber creates his or her user profile through either a web-based interface, or through an e-mail or paper-based questionnaire. This profile is essentially a list of all topics that the visitor or subscriber is interested in receiving information about chosen from an extensive universal list. These profiles, which could be updated at any time through the web, determine the information the users will receive via e-mail.

         Using this unique approach to direct e-mail, we can send subscribers capsulized news and promotional items dealing with their respective areas of interest. Subscribers then have a convenient way of accessing additional details on each of these items. We charge advertisers/marketers not for distribution of their capsulized news items, but rather for each subsequent subscriber request for additional information.

         We intend to provide access to the service on a 24 hour a day, seven days a week basis through various communications line providers.

         In addition to expanding the business relationships in the healthcare and medical information field, we see significant future opportunities by using the service to help with drug compliance programs and e-commerce.

Under Development

         We need to continue the research and development of our website in order to bring it from the beta phase to full commercialization. To accomplish this goal, we need to develop:

          o a web-enabled platform by which we can implement an Internet application that will be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements and

          o a highly defined customization feature to our website, which will enable a subscriber to specify his fields of interest within the entire spectrum of health, medicine, and pharmacy. Through this feature, we will be able to create a database of user profiles (a knowledgebase of subscribers) which we can market to medical research companies, companies involved in clinical trials, marketers and other sources of revenue generation.

         Upon completion and commercializaion of our website, we intend to offer a combination of the following services for each listed medical topic:

         1. On-line Bookstore:

         This service will provide a list of recommended reading materials with a review prepared by us. We intend to negotiate with various on-line sales organizations so that books can be purchased on-line through hyperlinks to amazon.com, barnesandnoble.com, and other on-line bookstores. Our beta website presently contains book advertisements for amazon.com and barnesandnoble.com. We do not anticipate significant revenue generation until the commercial launch of our website

         2. Medical Supplies:

         Offering certain medical products is a logical way for the company to enter the growing world of e-commerce. Visitors and subscribers will be able to purchase hard-to-find medical products, devices and services that would be shipped for home delivery. We anticipate operating, in essence, an on-line medical supply store. We are currently negotiating with different software vendors to develop software for our proposed on-line store.

         3. Therapy Compliance Counseling:

         Pharmaceutical companies forego an estimated $50 million a day in revenues, because patients do not comply with prescribed therapies. We plan to develop various on-line compliance programs that take advantage of the interactive features of the Internet to improve patient compliance.

         The drug and/or therapy compliance and e-commerce expansion opportunities are in keeping with our objective to generate profits for the company while offering a superior product to the consumer.

         4. Support Groups:

         We are seeking to develop and incorporate on-line "chat" capabilities and sponsored healthcare forums in our website. We anticipate that these features will provide consumers with an opportunity to discuss healthcare issues with other consumers and eventually with healthcare experts and/or marketers. Users will be able to post messages, ideas or responses to an e-mail bulletin board that is moderated by a health care professional.

         5. Drug Information:

         This database will provide detailed information on drugs used to treat specific medical conditions. We plan to license information from the US Pharmacopoeia database, and supplement it with information from pharmaceutical firms and other health organizations. The database will include 30 areas of information on each drug, including side effects, missed dosage, pregnancy implications and interactions with other medications.

         6. Patient Associations:

         This service will provide links to patient associations involved with the medical conditions covered in the various topics. A detailed introduction to the association will be provided. Through these links, a subscriber will have access to membership information, additional material on the medical topic, and products and services offered by the association.

         We intend to negotiate content and marketing agreements with a number of non-profit patient support organizations. The agreements will provide for sharing of medical information, sales of videotapes, books and other products, on-line donation and membership registration for conferences and association services; all via our proposed secure transactions area. Generally, these agreements will provide that we will be paid a referral fee based on a percentage of the purchase price of items sold through our on-line book or medical supply stores, or other payments made to the organization plus credit card processing charges. Organization members will also be able to participate in our planned on-line services, including moderated discussion groups to obtain timely information and emotional support.

         7. Educational Material:

         This linked web page will include basic primer information on each topic, as well as specific material provided by organizations such as the National Institute of Health, major associations for each condition (as above), leading hospitals, prominent support groups, as well as pharmaceutical companies. We intend to host workshops for pharmaceutical executives, consult with them on a one-to-one basis, and prepare a regular newsletter specifically tailored for the pharmaceutical industry.

         8. On-line Library:

         Our website will contain an extensive database of healthcare information, including licensed content addressing specific diseases and medical issues; a medical encyclopedia; a pharmacy reference; information relating to self-help groups; and numerous articles from prominent healthcare periodicals such as The New England Journal of Medicine and the Journal of the American Medical Association.

         9. Journal Club:

         The Journal Club will provide summaries of articles from leading, peer-reviewed medical journals (e.g., such as The New England Journal of Medicine and the Journal of the American Medical Association) that would be of interest to healthcare consumers, their families and friends. Summaries of the articles will be prepared by qualified medical journalists hired as independent contractors/consultants by us.

         10. Conference Highlights:

         Selected papers presented to major medical conferences will be summarized by qualified medical journalists and presented in the same manner as the Journal Club, as soon as practicable after the ending of the medical conference.

         11. Clinical Trial Updates:

         We intend to seek contractual relationships with clinical trial organizations, which will enable us, for a flat monthly fee, to present educational and other material on clinical trials, and provide leads to the organization.

         12. Outside Sources:

         This service will contain a list of hyperlinks to selected Internet sites covering the different medical topics of interest. A brief description of each linked site will be included to assist the subscriber in selecting the best site for his or her needs. The website's Internet gateway module will permit access to the Internet for additional healthcare information, through the use of a web browser. Access is limited to websites that we believe will provide the most relevant healthcare information.

         13. Audio and Video capabilities:

         We intend to further develop and enhance our service, by expanding our content offering to include video and audio.

         14. Call Center:

         We may offer a call center service that would allow consumers to speak with a nurse or other medical practitioner by phone. We believe that a call center capability would enhance health care consumer compliance with disease management and therapy compliance programs. If we develop such capability, we may become subject to increased government regulation. (See "Government Regulation.")

         15. Off-line Communications:

         Stepping outside of the Internet, there are thousands of consumers and their families, who desire to obtain the same quality of information organized into specific topics - but who do not have Internet access. To service this "off-line" demand, we intend to publish off-line newsletters. Our management believes that it has enough content to publish a quarterly or even bi-monthly issue on most topics that are included on the website.

Initial Business - Tapping sources of Revenue Generation

         We do not anticipate significant revenue generation until the commercial launch of our website. In the meantime, we will continue to study the best ways to tap sources with the highest revenue generation potential. We will also continue to refine and commence our marketing strategy. We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site management organizations. We intend to conduct a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site. We anticipate generating future revenue opportunities from multiple sources. We anticipate that our primary sources of revenues will include

          o    lead generation fees for recruiting clinical trial participants;

          o lead generation fees charged to pharmaceutical and healthcare marketers; and

          o    on-line sales of books and medical supplies ("e-commerce");

      We anticipate that secondary sources of revenue will include:

          o    sales of website advertising and commercial sponsorships,

          o    consulting services,

          o    licensing content;

          o    off-line newsletter subscriptions; and

          o    consulting services.

         Primary Revenue Sources

          o    Revenue generated by leads for clinical trial participants.


               We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials. The speed with which clinical trials can be completed is significantly affected by the rate at which participants are enrolled. We believe the inability to recruit a sufficient number of patients in a timely manner is a recurring problem and one of the most frequent causes of clinical trial delays, as well as a major cost for clinical research sponsors. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site management organizations. We believe that revenue generating opportunities could be cultivated by entering into contracts with these types of organizations. Revenue of this type may consist of annual fees paid by organizations to recruit on our site and fees based on the number of volunteers recruited from our site who meet the general criteria for a trial and who are accepted into a study. We have not had any revenue from clinical trial recruitment to date and do not currently have any contractual arrangements that provide us with revenue for clinical trial recruitment.

              o Lead generation fees charged to pharmaceutical and healthcare/medical marketers (of services products, books, drugs, magazines, articles,).

                    We plan to pursue relationships with pharmaceutical and healthcare/medical marketers. We believe that we will be able to deliver to these companies a highly-motivated, interested and targeted subscriber base that allows these companies an opportunity to provide product information, products and services to this audience. We anticipate that the advertiser/marketer would pay an annual fee for having access to our subscriber base.

          o    On-line sales of books and medical supplies.

                    We are considering the development of e-commerce operations to address the increasing number of consumers who we believe are interested in buying health-related products over the Internet. Currently, we have contractual relationships with Amazon.com, Barnesandnoble.com and Egghead software pursuant to which we will refer users to their sites where subscribers can buy their products. In return, these on-line companies will pay us a referral fee based on the sales price. We have begun to derive only negligible revenue from Amazon.com for referring users to its site. We plan to pursue additional relationships upon the commercialization of our website. We anticipate that relationships of this sort could cause us to recognize revenues from sales as made or access fees generally over the term of the contract. Depending on our initial success or failure of these sales, we also may offer, over our website, pharmaceuticals, over-the-counter drugs, vitamins, responsible natural products, durable medical equipment, CD-ROMs and other medical products and supplies.

         Secondary Revenue Sources

          o    Sales of website advertising and commercial sponsorship.

                    We believe that open access to the Internet and the rapidly increasing number of Web users have resulted in the emergence of the Web as a potent new medium for advertising. We believe the effectiveness of Internet advertising is not proven and the success of business models relying principally on advertising revenue is uncertain. However, to the extent that Internet advertising and related business models prove successful, we believe our site is being designed to generate advertising revenue opportunities because of its interactivity, flexibility, targetability and measurability. In particular, we believe our site will be designed to enable advertisers to reach large consumer audiences and target advertisements to specific regional populations, specific consumer audiences or selected individuals. Our site is designed to display "banner" advertisements that allow consumers to link directly to the advertiser's Web site. We plan to market banner advertising on our site to traditional advertisers, such as pharma ceutical companies, medical device manufacturers and other healthcare compa nies. We plan to pursue advertising contracts under which we guarantee a minimum number of user "impressions," which are the number of times that an advertisement is displayed on the screen of our users, to be delivered over a specified period for a fixed fee. Revenues of this type are also generated based on the number of visitors to our sites or the number of visitors who "click through" our site to the sponsor's site. Currently, our beta site contains one banner advertisement from which we derive no revenue.

                    A potential revenue generating source which we have seen other medical sites utilize is to provide hospital sponsors with exclusive access to an audience of potential consumers located in the geographic area, defined by zip code, served by the hospital. When developed, our site could provide each hospital sponsor with its own Web page on our site, which may feature an image of the hospital, a description of its services and facilities, directions to the hospital and a link to its Web site, if one exists, or other promotional content provided by the sponsor. The sponsor could be given the opportunity to provide consumers free medical information and exposure to the sponsor's own doctors. When visitors enter our site for the first time they will be requested to provide their state and zip code information. Each time after the initial visit that the user visits our site, our site would automatically identify the applicable sponsor hospital, delivering the sponsor's marketing message directly to the user's screen. Revenue of this type would be generated by a flat annual fee potentially based on the number of consumers in the sponsor's market, the scope of geographic exclusivity, the number of zip codes purchased, or the competitiveness of the hospital's market.

          o    Franchising content:

                    We are in the process of developing a significant database of medical information for our website, and our management intends to approach pharmaceutical firms, pharmacy chains, and other companies in related fields and offer to license our database content. We intend to charge a license fee on a per visitor basis.

          o    Off-line newsletter subscriptions

                    We intend to publish off-line newsletters dealing with specific medical conditions (e.g. a monthly AIDS newsletter) which would be distributed through support group channels, medical supply and pharmaceutical company marketing programs.

          o    Consulting services.

                    We are developing plans to utilize the knowledge gained from the design, production and marketing of our web-site to provide consulting services to other non competitive web-sites.

         Whether we can generate revenues or be able to operate profitably will depend, among other things, on our ability to achieve the following objectives, in order to:

          o successfully complete the development and commercialisation of our website; o successfully target revenue generating sources and enter into contractual arrangements with these sources; o attract a large number of clients to our website and have them join our subscriber lists; o successfully implement our marketing strategy; o respond effectively to competitive pressures; o continue to develop and upgrade our technology; o attract, integrate, retain and motivate qualified personnel; o effectively execute our plan to develop additional online content, applications and products; o respond effectively to increased business operation demands; and o access additional necessary funding.

         We may be unable to accomplish one or more of the above, which could cause our business to not succeed. In addition, accomplishing one or more of the above could be very costly, which could harm our financial results. Note that we do not believe that the failure of one revenue stream will cause our business not to succeed. Rather, we intend to diversify our sources of revenue generation as an attempt to safeguard against one less successful venture. We cannot assure you that this strategy will be successful.

Marketing Strategy

         Our marketing strategy has two components. First, we intend to execute a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews, press coverage, distributing news releases, and any other activity that might raise the profile of our Company and our services. Second, we intend to conduct a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, as well as their advertising agencies, as advertisers and/or sponsors.

         We also intend to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies, as well as charitable research foundations and publishers, PMBs, pharmacies, clinical trial organizations, allied health-care groups, and customer media. These relationships are expected to result in long-term partnerships.

         We intend to enter into agreements with Internet "portal" companies, such as America Online (AOL) and Microsoft Network (MSN), to ensure that AOL's and MSN's subscribers are provided with direct access to our websites.

         We also intend to place advertising banners on various Internet web search engines, such as Yahoo, WebCrawler, America Online's NetFind, Excite, Lycos, Alta Vista and several others. In addition, we intend to post messages to news groups to promote the site to potential visitors and subscribers to our website on the Internet. We also hope to reach agreements with the syndicated medical television shows, to co-brand the shows and the sites and co-market both companies to advertisers and marketers.

Dealing With Competition

         The major Internet directories contain a vast number of websites focusing on health and medicine. There are general sites as well as sites dedicated to specific conditions or diseases, and there are sites targeted at healthcare and medical professionals, as well as sites targeted at patients and the lay populace. Websites such as drkoop.com and healthon have made significant strides towards becoming "brand names" or market leaders. Nonetheless, we believe that the broad range of capabilities of our on-line system, combined with our potential ability to link consumers with healthcare marketers and providers, differentiates our web-based service from competitive products and services, and makes it attractive to potential advertising and sponsoring organizations.

Sources

         This prospectus includes statistical data regarding the Internet industry. This data has been taken or derived from information published by sources including Media Metrix Inc., Cyber Dialogue Inc. and Jupiter Communications LLC, media research firms specializing in market and technology measurement on the Internet; as well as International Data Corporation, a provider of market and strategic information for the technology industry. Although we believe that the data are generally indicative of the matters they touch upon, this type of data can be by nature imprecise, and so investors are cautioned not to place undue reliance on such data.

Systems And Technology

         In order to support our anticipated growth, we plan to engage in projects to enhance our information systems.

Staff Recruitment And Retention

         To achieve our goals, we have begun to develop and implement a plan to attract healthcare information and information systems professionals. To assist in recruiting and retention of these professionals, we plan to implement a new incentive compensation structure that relies on stock options and cash compensation, to bring total compensation for employees to a market-competitive level. We believe that providing equity-based compensation, as a significant component of income, will be important in attracting future employees and affiliated professionals, as well as retaining present staff.

         The ability to attract and retain highly experienced professionals with a long-term commitment to our company, our clients and subscribers will be a significant factor in our long-term growth strategy. We believe we will experience less turnover amongst our professional employees as a publicly held company.

         As of September 30, 1999, we had 1 full-time employee and 3 part-time employees. Our employees are not represented by any labor union, and we consider our relationship with them to be good.

Industry Wide and Systemic Risks

         While we believe that an "opt-in" healthcare-based consumer web site offers exciting business potential, we are faced with several risks peculiar to the Internet, and also more general in nature. These are discussed below:

Infrastructure, Operations And Technology

         Our operations will depend upon the capacity, reliability and security of our computer system infrastructure. We currently have limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of users, visitors and subscribers, and the increasing amounts of information such users may wish to access. Expansion of our system infrastructure will require substantial financial, operational and management resources. In addition, we will be dependent upon (a) web browsers and third party Internet and on-line service providers for access to our services, (b) hardware suppliers for prompt delivery, (c) installation and service of computer equipment used to deliver our services, and (d) on-line content providers to provide current up-to-date healthcare information for use by consumers.

We Are Unable To Accurately Forecast Our Revenues

         As a result of the limited operating history of our Internet operations and the emerging nature of the markets in which we intend to compete, we are unable to forecast our revenues with any degree of certainty. We expect expenses to increase significantly in the future, as our business continues to incur significant sales and marketing, product development and administrative expenses. The success of our business depends on our management's ability to increase revenues to offset expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset operating expenses, or that we will be able to achieve or maintain profitability. We may also need to raise additional capital through additional securities offerings to fund the marketing and administration of our services. However, we cannot guarantee that we will be able to raise additional capital on favorable terms, if at all.


We Face Intense Competition Associated With Technological Change

         The market for our service is characterized by rapidly changing technology and evolving industry standards, often resulting in short product life cycles and even product obsolescence. Accordingly, our ability to compete will be dependent on our ability to establish a market presence for healthpipeline.com and establish our service in the marketplace in a timely manner, and we must continually enhance and improve our website offerings and develop and market new products and services. There can be no assurance that we will be able to successfully enhance our products or develop new products, or that competitors will not develop technologies or products that render our products and/or services either less marketable or even obsolete.

         The market we intend to enter is characterized by intense competition and an increasing number of new entrants who have developed, or are developing, products and services that may compete with us. Many of the competitors will be larger and better-financed than we are. We will face competition from numerous sources, including other on-line health information services and Internet service providers. It is our belief that competition will be based primarily on ease of use, range and quality of features (including communications capabilities and content), as well as price and, subsequently, we believe that the specific on-line functionality of healthpipeline.com will provide us with a competitive advantage.

         According to our own research, there are over 7,500 medical and health information sites on the world wide web; however, only a small percentage of these sites are regularly managed and updated. Included among these websites are Inteli-health, a site developed jointly by Aetna U.S. Healthcare and Johns Hopkins University; Medscape, operated by Medscape, Inc.; PharmInfoNet, operated by VirSci Corporation; HealthAnswers, operated by Orbis Broadcast Group and MediConsult.com as well as additional sites operated by Mayo Clinic, Avicenna, Sapient Health Network, Global Medic and HealthGate.

Recent And Continuing Publicity

         Companies engaged in Internet activities have received, and may continue to receive, a high degree of media coverage, including coverage that presents inaccurate or incomplete investment-related information and forward-looking statements that involve numerous risks and uncertainties. Prospective investors should not rely on any information other than the information set forth in this prospectus in making a decision to purchase the common stock or warrants. Our actual results could differ materially from those stated in any forward-looking statements as a result of numerous factors, including those set forth in these "Risk Factors" and elsewhere in this prospectus.

         The trading price of our common stock and/or warrants could be subject to fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services or products by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies, general economic conditions and other events or factors. In addition, equity securities of technology companies generally and Internet-related companies in particular have shown marked volatility. Such volatility has included rapid and significant increases in the trading prices of certain Internet companies to levels that do not bear any reasonable relationship to the operating performance of such companies, as well as large interday swings in the trading prices of such securities. Extreme volatility can also produce large price decreases, as well. These fluctuations may materially affect the trading price of our common stock and/or warrants and, consequently, we cannot guarantee that investors will be able to sell their common stock and/or warrants at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Such litigation could result in substantial costs and the diversion of our management's attention and resources, which could have a material and adverse effect on our business, financial condition and operating results.


Adoption Of The Internet As An Advertising Medium Is Uncertain

         We expect to derive a portion of our revenues from advertising on the healthpipeline.com website. However, we have not earned any advertising revenue to date, and we cannot guarantee that we will be able to generate significant advertising revenues in the future. No standards have been widely accepted to measure the effectiveness of advertising on the Internet, and if such standards do not develop, existing advertisers may not continue their current level of Internet-based advertising, and those advertisers who have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Advertisers who already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Consequently, our business could be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

Our Services Are New And The Industry Is Evolving

         Investors should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by development stage companies, particularly companies in the new and rapidly evolving Internet market. To be successful in this market, we must, among other things:

      o     Develop and introduce functional and attractive service offerings;

      o     Attract and maintain a large base of subscribers and consumers;

      o Increase awareness of our brand and develop subscriber and consumer loyalty;

      o Provide desirable services and compelling and original content to subscribers at attractive prices;

      o Establish and maintain strategic relationships with service and content providers;


      o Establish and maintain relationships with healthcare sponsors, marketers advertisers and their advertising agencies;


      o     Respond to competitive and technological developments;

      o     Build an operations structure to support our business; and

      o     Attract, motivate and retain qualified personnel.

         We cannot guarantee that we will succeed in achieving these goals, and failure to do so could have a material and adverse effect on our business, prospects, financial condition and operating results.

      Our Internet-based services will only be fully commercially launched in late 2000. Our management cannot guarantee that these services will function as anticipated or be desirable to our intended market.

         The Internet market is at an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because of this, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our services will develop or that demand for our services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, our business, financial condition and operating results could be materially and adversely affected.

Market Acceptance Of Our Services Is Uncertain

         We cannot guarantee that participants in the healthcare and pharmaceutical industry will accept our services, or even accept the Internet itself, as a replacement for traditional sources of these services. Market acceptance of our services will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications and information services for the healthcare and pharmaceutical industry.

Storage Of Personal Subscriber Information

         It is our policy not to disclose willfully any individually identifiable information about any of our visitors or subscribers to a third party without consent, and we intend to have a privacy policy statement displayed on the healthpipeline.com website. However, despite this policy, if hackers were able to penetrate our network security, or otherwise misappropriate personal information or credit card information supplied by our visitors and/or subscribers, we could be subject to liability. Such liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. Liability could also include claims for other misuses of personal information, such as for unauthorized marketing purposes, which could involve us in litigation. In addition, the Federal Trade Commission
(FTC) and state governmental bodies have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, or if the FTC and/or other regulatory bodies chose to investigate our privacy practices.

We May Experience System Failures

         To be successful as an on-line service, we must be able to operate our website 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through third party service and content providers. We do not maintain redundant systems or facilities for our services. To operate without interruption, our service and content providers must guard against:

      o     Damage from fire, power loss and other natural disasters;

      o     Communications failures;

      o     Software and hardware errors, failures or crashes;

      o     Security breaches, computer viruses and similar disruptive problems;
            and

      o     Other potential interruptions.

         We cannot guarantee that periodic system interruptions will not occur. Any significant interruptions to our services, or an unacceptable increase in response time to any visitor and subscriber queries, could result in a loss of potential or existing subscribers, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our website to such parties.

         From time to time, our website may be required to handle a high volume of traffic and deliver frequently updated information. At such times, the website may experience slower response times or even system failures, due to increased website traffic, or for a variety of other reasons. We will also depend on content providers to provide information and data feeds on a timely basis. If our content providers fail to receive or transmit, or delay the transmission or receipt of, this information, our website could experience disruptions or interruptions in service. In addition, in order to access our website, our subscribers and consumers depend on Internet Service Providers
(ISPs), On-line Service Providers (OSPs) and even other website operators. Each of these service providers has experienced significant outages in the past and could experience outages, delays and other difficulties in the future, due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in our use. Any significant interruption in our operations, even those caused by events that are beyond our control, could have a material and adverse effect on our business, financial condition and operating results.

We Could Be Liable For Information Retrieved From Our Website

         We may be subject to third party claims for defamation, negligence, copyright or trademark infringement, based on the nature and content of information supplied on our website by us or third parties, including our content providers. These types of claims have been brought, sometimes successfully, against on-line services in the past. Also, content that may be accessible through our website, or via third party websites linked to the healthpipeline.com website could also subject us to certain legal actions. For example, claims could be made against us if material deemed inappropriate could be indirectly accessed through our website, or if a visitor and/or subscriber relies on healthcare information accessed through our website to their detriment. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending such claims, or in the implementation of measures to reduce our exposure to such liability. Any insurance we may have may not cover potential claims of this type, or may not be adequate to cover all costs incurred in defense of potential claims, or may not indemnify us for all or any liability that may be imposed.

We Must Protect Our Intellectual Property

         There can be no assurance that we will be able to secure and protect trademark and/or service mark registrations for our marks, or that third parties will not infringe upon or misappropriate our intellectual property. In addition, the global nature of the Internet makes it impossible to control the ultimate destination of our services, and effective copyright and trademark protection may be limited or even nonexistent in certain foreign countries. It is possible that third parties will adopt product or service names similar to ours, thereby impeding our ability to build brand identity, which could possibly lead to customer confusion and loss of brand loyalty.

         We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to any mark, which could result in substantial costs to us, due to the diversion of management's attention and the expense of such litigation, even if we eventually obtained a favorable legal outcome.

We May Not Be Able To Prevent Internet Security Breaches

         The difficulty of transmitting confidential information securely on-line has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. We rely on browser-level encryption, authentication and certificate technologies, to provide the security and authentication necessary to effect secure transmission of e-mail all of which are licensed from third parties. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. Any party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications, or cause interruptions in our operations. We may be required to spend significant capital and other resources to protect our service against the threat of such security breaches, or to alleviate problems caused by such breaches.

We May Be Subject To Government Regulation:

      By the Federal Communications Commission (the "FCC")

         At present, there are few laws or regulations that specifically regulate communications or commerce on the Internet; however, future laws and regulations may address issues such as on-line content, user privacy, and pricing and quality of products and services. As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as
unregulated    "information    service    providers"   rather   than   regulated
"telecommunications providers" under the terms of the Telecommunications Act of 1996, as amended.

         This finding is important because it means that we are not subject to regulations that apply to telephone companies and similar carriers. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries and certain health care providers. Although there can be no assurance, the Federal Communications Commission action may also discourage states from separately regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations. Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. In addition, several telecommunications carriers are seeking to have Internet telecommunications regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs.

         Also, Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information on-line. We cannot guarantee that the United States or foreign nations will not adopt legislation aimed at protecting on-line privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information; and, as a result, such legislation could have a material and adverse effect on our business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

      By Healthcare Agencies

         Currently, our operations are not regulated by any healthcare agency. However, Congress is likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

         Furthermore, the healthcare industry in general is subject to extensive, stringent and frequently changing federal and state regulation, which is interpreted and enforced by regulatory authorities with broad discretion. Among other things, these regulations govern the provision of healthcare services and the marketing of medical devices. These regulations generally predate the development of products and services such as those we intend to offer on our website, and we are therefore not certain how the application and enforcement of such regulations might affect our business or our services. However, certain of the statutes governing the provision of healthcare services could be construed by regulatory authorities to apply to our proposed business activities. Consequently, there can be no assurance that regulatory authorities do not or will not deem our business activities to constitute the unlicenced practice of medicine.


We May Face Year 2000 Problems

         Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than the year 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem" or the "Y2K problem".

      Assessment:

         Even though we believe that our existing software, computer systems and other equipment are Y2K compliant, we are reviewing our programs and systems to confirm this belief. While we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect.

      Services Provided By Suppliers:

         Because we depend on third party content and technical suppliers for most of the services provided through healthpipeline.com, if these parties are affected by Y2K problems, our ability to provide services to our subscribers may be materially and adversely affected.

         We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Y2K problem. However, we have limited or no control over the actions of our service and content providers. Therefore, we cannot guarantee that these service and content providers will resolve their Y2K problems to prevent material disruption to our business. Any failure of these third parties to timely resolve Y2K problems could have a material and adverse effect on our business, financial condition or operating results.

Most Likely Consequences of Y2K problems:

         We expect to identify and resolve most Y2K problems that could materially and adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all Y2K problems affecting our business have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Y2K problem will occur or the severity, duration or financial consequences of such failures. As a result, our management expects that we might suffer the following consequences:

         Significant operational inconveniences and inefficiencies, affecting our service, and the services provided by our content providers and which may divert management time and attention and financial and human resources away from our ordinary business activities; and

         A lesser number of serious system failures requiring significant efforts by us, our service and content providers, or our subscribers and consumers to prevent or alleviate material business disruptions.

We Are Subject To Risks Associated With Possible Acquisitions

         Our management regularly evaluates acquisition opportunities and, as a result, may engage in acquisition discussions, may conduct due diligence activities in connection with possible acquisitions, and, where appropriate, may engage in acquisition negotiations. Any completed acquisition would involve numerous risks, including difficulties in assimilating operations, services, products and personnel of the acquired company, the diversion of our management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees, and our inability to maintain subscribers or goodwill of the acquired businesses. In order to grow the business, our management may continue to acquire businesses that they believe are complementary. Successfully implementing this strategy depends on our management's ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with ours, retain existing subscribers and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available, or the likelihood that any acquisition will be completed. There are not, as of the effective date, any pending acquisitions.

Our Securities are Subject to Regulation
By the Securities and Exchange Commission and State Regulators

         Issuance of our securities is regulated by the Securities and Exchange Commission and the securities commissions of states where we are offering or selling our securities. Future issuance of stock, warrants and/or options will require compliance with laws requiring registration of such securities or the availability of an exemption therefrom. We will be able to issue shares of our common stock upon exercise of the warrants only if there is then a current prospectus relating to the shares of common stock issuable upon the exercise of the warrants, and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws. Although we intend to use our best efforts to meet such regulatory requirements, there can be no assurance that we will be able to do so. The warrants will be deprived of any value if a current prospectus covering the shares of common stock receivable upon their exercise is not then in effect, or if such shares of common stock are not or cannot be qualified or exempted from qualification in the relevant jurisdictions.

We Could Be Subject To Sales Or Other Taxes

         The tax treatment of Internet transactions and e-commerce, in particular, is unsettled. Several proposals have been made at the federal, state and local level, and by certain foreign governments, that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce, but we cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material and adverse effect on our business, financial condition and operating results.

We Will Have Substantial Discretion Over The Use Of Proceeds

         We estimate that the net proceeds from the sale of the one million shares of common stock offered by us will be approximately $ 500,000, at an initial public offering price of $0.50 per share. Our offering expenses have already been paid. We estimate that the net proceeds from the sale of the two million warrants offered by us will be approximately $200,000, at an initial public offering price of $0.10 per warrant. Our offering expenses have already been paid. Therefore, under the above assumptions, we will realize $700,000 from the offering. Our board of directors and management will have significant flexibility in applying the net proceeds of this offering. In addition, should the warrants be fully exercised, we will realize gross exercise proceeds of $3,000,000 from the class A redeemable warrants, and $5,000,000 from the class B redeemable warrants, and net exercise proceeds of $8,000,000. The failure of our management to apply any net exercise proceeds effectively could have a material and adverse effect on our business, financial condition and operating results. For more information, see "Use of Proceeds".

There Is No Prior Public Market For Our Common Stock Or Warrants, And The Stock Price May Be Volatile

         Prior to this offering, there has been no public market for our common stock and/or the warrants. We cannot predict whether a trading market will develop, or how liquid that trading market might become. The initial public offering price for the common stock and warrants will be determined by us, in our capacity, as issuers of the stock. That price has been arbitrarily determined and may not be indicative of future market prices.

                Management's Discussion and Analysis of Financial
            Condition and Results of Operations for the Years Ending
                           December 31, 1997 and 1998
            andfor the Nine Months Ended September 30, 1998 and 1999
                and the Period From Inception (June 23, 1997) to
                               September 30, 1999.

The following discussion relates to the results of our operations to date, and our financial condition:

         This prospectus contains forward looking statements relating to our company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, our management. The words "expects, intends, believes, anticipates, may, could, should" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

Development stage activities.

         The company has been a development stage enterprise from its inception June 23, 1997 to September 30, 1999. The company is in the process of developing a web site on the World Wide Web for the purpose of selling health care products and sharing its expertise by doing consulting.

         During this period, management devoted the majority of its efforts to initiating the process of the web site design and development, obtaining new customers for sale of consulting services, developing sources of supply, developing and testing its marketing strategy and finding a management team to begin the process of: completing its marketing goals; furthering its research and development for its products; completing the documentation for and selling initial shares through the company's private placements; and completing the documentation for the company's initial public offering. These activities were funded by the company's management and investments from stockholders. The company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness, or fund its web site and product development activities. There can be no assurance that development of the web site will be completed and fully tested in a timely manner and within the budget constraints of management and that the company's marketing research will provide a profitable path to utilize the company's marketing plans. Further investments into web site development, marketing research as defined in the company's operating plan will significantly reduce the cost of development, preparation, and processing of purchases and orders by enabling the company to effectively compete in the electronic market place.

         During this developmental period, the company has been financed through officer's loans with a balance of $43,672 from Jack Rubinstein which was converted to additional paid in capital as of June 30, 1999. The company also financed its activities through the sale of shares of common stock aggregating of $95,999.

Results of Operations for the year ended December 31, 1998 as compared to the period from inception, June 23, 1997, to December 31, 1997.

         For the year ended December 31, 1998, the company generated net sales of $22,500 as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997 representing an increase of $22,500. The company's cost of goods sold for the year ended December 31, 1998 was $-0- as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997. The company's gross profit on sales was approximately $22,500 for the year ended December 31, 1998 as compared to $-0- for the period from inception, June 23, 1997, to December 31, 1997. The increase in gross profit is the result of offering for sale technology that was learned as a result of organizing the business.

         The company's general and administrative costs aggregated approximately $256,402 for the year ended December 31, 1998 as compared to $32,003 for the period from inception, June 23, 1997, to December 31, 1997 representing an increase of $224,399. This increase represents increased spending for office salaries of $20,000, telephone expense of $8,351, professional fees of $13,287, rent of $10,125, office and computer expense of $10,514, consulting expense of $181,875 paid with shares of common stock and officer compensation of $6,000.

Results of Operations for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998.

         For the nine months ended September 30, 1999, the company generated net sales of $30,000 as compared to $-0- for the nine months ended September 30, 1998 representing an increase of $30,000. The company's cost of goods sold for the nine months ended September 30, 1999 was $-0- as compared to $-0- for the nine months ended September 30, 1998. The company's gross profit on sales was $30,000 for the nine months ended September 30, 1999 as compared to $-0- for the nine months ended September 30, 1998. The increase in gross profit is the result of offering for sale technologies learned as a result of organizing the company's business.

         The company's general and administrative costs aggregated approximately $69,519 for the nine months ended September 30, 1999 as compared to $36,384 for the nine months ended September 30, 1998 representing a increase of $33,135. General and administrative expenses for the nine months ended September 30, 199 consist of office and computer expenses of $14,519, rent of $6,000, professional fees of $40,000 and officer compensation of $6,000.

Results of Operations for the period of inception (June 23, 1997) to September 30, 1999.

         For the period from the company's inception, June 23, 1997, through September 30, 1999, a period of approximately 27 months, the company generated net sales of $52,500 (an average of $1,944 per month). The company's cost of goods sold on sales was approximately $-0- for the period from the company's inception June 23, 1997, through September 30, 1999. The gross profit from sales for this 24 month period is $52,500. Management believes the average gross profit of of $1,944 per month for the period from inception, June 23, 1997, through September 30, 1999, will improve and stabilize once the company's web site facilities become realized at the completion of the public offering and its marketing plans become fully implemented.

         The company's general and administrative costs aggregated approximately $354,674 for the period from inception, June 23, 1997, through September 30, 1999. Of these initial startup costs, approximately $40,000 is attributed to wages telephone of $13,105, professional fees of $53,287, rent of $19,125, and office and computer expenses of $32,282, $188,125 in consulting expenses paid with shares of common stock and $15,000 in officer compensation.

Liquidity and Capital Resources.

         The company increased its cash position to $4,367 at December 31, 1998 from a cash balance of $-0- at June 23, 1997 and increased cash to $22,718 at September 30, 1999. Working capital at December 31, 1998 and June 30, 1999 was negative at $69,005 and became positive at September 30, 1999 at $12,098 respectively. The company continued to be funded in part through officer loans aggregating $72,622 for the period from inception, June 23, 1997, to December 31, 1998,of which, an officer loan balance of $43,672 was converted to additional paid in capital at June 30, 1999. In addition, the company also sold 247,500 shares of common stock for an aggregate of $24,750 and received $98,704 as additional capital contributions from shareholders. The company expended cash for the development of the business and absorbed cash losses aggregating $124,573 and issued 752,500 shares of common stock in consideration for non cash expenses of $188,125 for the period from inception, June 23, 1997, to September 30, 1999.

         Management believes that it will be able to fund the company by continuing to offer consulting services and additional capital contributions until the company's web site is developed and on-line and the process of a public offering is completed.

Capital Commitments and Future Expenditures

Our web site located at http:www.healthpipeline.com is currently operational and may be "clicked on" for inspection. We believe that expansion and modification of the web site and business will occur in three stages.

         The first stage consists of initial web site construction and collection of health-related data from existing web sites and service providers and equipping our facility with hardware, primarily workstations and dedicated data feed supply lines. This has been partially completed. The purchase/installation of workstations and dedicated T-1 supply lines has not yet taken place. Hardware requirements require approximately $30,000 of capital expenditures and T-1 supply lines can be leased for approximately $1500-$2000 per month. Thus, completion of this first stage of operation/expansion would demand approximately $54,000 during the next twelve
(12) months.

         The second stage of expansion/operation consists of developing software to analyze, retrieve, and process the data that the web site will collect from users. This consists primarily of adaptations and/or modifications of existing, proven software technology, primarily database management programs. We believe that this will require approximately $150,000 to $200,000 in expenditures during the next twelve months. This second stage of operation/expansion has not yet commenced.

         The third stage of operation/expansion consists of marketing/advertising expenditures and attempts to engage in strategic alliances with health care professionals, and users of our future healthier database. The exact details of this stage are difficult to predict and a number of different strategies have evolved in the current dynamic information marketplace. In addition, web site development has increased rapidly and web site capabilities may be achieved by purchasing future, existing sites rather than developing them internally. Several existing health care web sites have been able to recruit health professionals through the use of stock options and other forms of incentive compensation which require little current, out of pocket expenditure. We are unable to predict whether we can replicate this strategy. Accordingly, we estimate that approximately $175,000 may be needed for this third stage of operation/expansion.

         Taken together and using these highest cost estimates, approximately $425,000 of capital expenditures/development costs can be expected in order to effectuate the three step process outlined above. Therefore we anticipate that most of the net proceeds of this offering will be consumed in effectuating this strategy. This is a non-underwritten offering and we cannot predict whether it will be completed successfully. Should we not be able to complete this offering, we would need to seek further financing. We have no present financing commitments and would need to seek further financing. It is not certain that such financing could be obtained, or if obtained, would be available at commercially reasonable rates.


                            Use of Offering Proceeds

         The net proceeds of the offering, excluding warrant exercises, are approximately $125,000 if the minimum offering is sold and $700,000 if the maximum offering is sold, prior to warrant exercises. We expect all of our organizational and offering expenses will be paid prior to the effective date of this prospectus, including legal, accounting and other professional fees, printing costs, transfer and escrow agent fees and other related offering expenses. We are offering the securities through our officers and directors. No commissions or other compensation will be paid to our officers and directors in connection with this offering. [After the funding of the minimum offering, directors will receive a monthly fee for performing their duties as directors.] We will not receive any proceeds from the sale by the selling stockholders of the common stock. We will, however, receive proceeds from the exercise of the warrants, if any warrants are exercised. We presently intend to use the net proceeds as follows:

                                                                                         Maximum
                                                                                     (Absent Warrant
                                                             Phase One                  exercises)
                                                              Minimum
                                                    --------------------------- --------------------------
                                                     Approximate                  Approximate
Application of Net Proceeds                            Amount        %            Amount           %
---------------------------                          ----------    ----           -----------    -----
Conduct market research and                         $25,000      20.8%           210,000        30%
commence market strategy

Research Development of scalable
web-enabled platform                                 25,000      20.8%           210,000        30%
Establish strategic alliances and
recruit management team                              15,000      12.5%           105,000        15%
Board compensation/salaries                                                       35,000         5%
Establish financial reporting system                 10,000       8.4%

Development of highly customized
feature to our website to enable profile             25,000      20.8%            70,000        10%
generation
General corporate and working capital
purposes                                             20,000      16.7%            70,000        10%
                                                     ------

Total Uses of Net Proceeds                         $120,000       100%           700,000       100%
                                                   ========       ====                         ====


         We plan to continue the development of our company through various phases. Our next phase of development will commence upon receipt of the minimum proceeds of this offering, although we will require funds in excess of the minimum to complete this phase. This phase contemplates the refinement and commencement of our marketing strategy and the further research and development of our site's operating infrastructure. To complete the development of our web-site, we require:

          o a web-enabled platform by which we can implement an Internet application that will be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements and

          o a highly defined customization feature to our website, which will enable a subscriber to specify his fields of interest within the entire spectrum of health, medicince, and pharmacy. Through this feature, we will be able to create a database of user profiles (a  knowledgebase  of  subscribers)  which we can market to medical research companies, companies involved in clinical trials, marketers and other sources of revenue generation.

      To refine and commence our marketing strategy, we require:

          o a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site.

          o the execution of a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews, press coverage, distributing news releases, and any other activity that might raise the profile of our company and our services.

          o the execution of a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, as well as their advertising agencies, as advertisers and/or sponsors.

          o the execution of an ongoing effort to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies--as well as charitable research foundations and publishers, PMBs, pharmacies, clinical trial organizations, allied health-care groups, and customer media

         This offering will not be sufficient to complete the full development and implementation of our business plan. However, we believe that the minimum proceeds from this offering can be effectively utilized by applying the net proceeds as described in Phase One of the table above.

         It is our vision to continue to develop our company through additional capital infusions, potential strategic alliances, and the momentum created by implementing our business plan through the launch of a fully functional website supported by necessary infrastructure and an effective marketing plan.

         General corporate and working capital purposes. We will use the estimated net proceeds of this offering allocated to general corporate and working capital purposes to fund the capital requirements associated with our growth, including, without limitation, the retention and training of personnel, the establishment of a secondary trading market for our securities and an investor relations program. [Director compensation will commence after the minimum offering is funded.] We may, when the opportunity arises, use a portion, or all, of the net proceeds to acquire or invest in complementary businesses, products or technologies. We may use the net proceeds to obtain the right or license to use complementary technologies, and may enter into joint ventures and strategic relationships with other companies that may expand or complement our business. Although we anticipate that we will evaluate possible acquisition candidates, we are not currently engaged in any discussions for any material acquisitions, and have no agreements, plans or arrangements with respect to any acquisition or investment.

         The foregoing represents our best estimate of the allocation of the net proceeds of the sale of the securities offered in this offering based on our contemplated operations, our business plan, and current industry conditions and is subject to reapportionment of proceeds among the categories listed above or to new categories in response to changes in our plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of our expenditures will vary depending on a number of factors, including the timing of offering receipts, changes in our contemplated operations or business plan, and changes in economic and industry conditions.

         Until we use the net proceeds for a particular purpose, we will invest them in short-term interest bearing securities, which may be investment grade securities, money market funds, certificates of deposit, or direct or guaranteed obligations of the United States government.


         Our officers, directors, and their affiliates have provided us with initial equity capital in the amount of $214,672. They have been issued 1,375,500 shares of common stock in return for this and for organizational and developmental services rendered to us. See "Certain Relationships and Related Transactions".

                                 Capitalization

         The following table sets forth our capitalization as of September 30, 1999 and as adjusted, on a pro forma basis, to give effect to the issuance and sale by us of the Securities offered hereby. The table does not assume the exercise of the class A redeemable warrants or the class B redeemable warrants. This table should be reviewed in conjunction with our September 30, 1999 unaudited financial statements and the notes thereto which are found in the "F" pages of this prospectus:

                                                                                      September 30, 1999
                                                                                      ------------------
                                                               Actual        Adjusted(1)     Adjusted(3)
                                                               ------        -----------     -----------
Long term debt                                                $   -0-            $   -0-         $   -0-

Stockholders' equity

Preferred stock, $.001 par value,
  5,000,000 shares authorized,
  At September 30, 1999, the
  number of shares outstanding is -0-

Common stock, $.001 par value;                                  2,275              2,475           3,275
    20,000,000 shares authorized;
    Additional paid-in capital                                 581,771           701,571      1,180,771
    Class A warrants 1,000,000 outstanding
    Class B warrants 1,000,000 outstanding
    Deficit accumulated during development stage               (471,948)        (471,948)       (471,948)

    Total Stockholders' equity                                  112,098          232,098         712,098
                                                              ---------          --------        --------
Total Capitalization                                          $ 112,098          232,098         712,098
                                                              =========          =======       =========

(1) Assumes actual balances at September 30, 1999 adjusted for the isuance of 1,050,000 shares of common stock in consideration for $100,000 cash and $162,500 in consulting and legal fees.

(2) Assumes the net offering proceeds of $120,000 from the sale of 200,000 Units at $.60 per Unit

(3) Assumes net offering proceeds of $608,000 from the complete sale of 1,000,000 shares of cCommon Sstock, 1,000,000 class A redeemable warrants, and 1,000,000 Cclass B rRedeemable wWarrants.


                                    Dilution

         The following table shows, on a pro forma basis determined as of September 30 1999, the difference between existing stockholders and new investors purchasing Securities in this offering.

                                             Shares Purchased                    Total Consideration
                            --------------------------------------------------------------------------
                                                  Percent    Amount       Percent    Average Price
                                    Number       of Total                of Total      Per Share
                            ----------------- --------------------------------------------------------
Present stockholders               1,250,000      55.6%      $312,546    34.0%          $0.25
New stockholders                   1,000,000      44.4%      $608,000    66.0%          $0.61
                     TOTAL         2,250,000     100.0%      $920,546   100.0%          $0.41

         On September 30, 1999, we had a net book value of $112,098, or $.05 per share (based on the proforma 2,275,000 shares outstanding which gives effect to isuance of an additional 1,050,000 shares of common stock isued in consideration for the receipt of $100,000 cash and $162,500 in consulting and legal fees). The net tangible book value per share is equal to the company's total tangible asets , les our total liabilities, and divided by our total number of shares of common stock outstanding. After giving effect to the minimum sale of the common stock and asociated warrants at the public offering price of $0.50 per Share and $0.10 per warrant, the application of the estimated net offering proceeds, our proforma net tangible book value, as of September 30, 1999, would have been $, or $0.09 per share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders, and an immediate dilution of $0.51 per share to new investors purchasing shares in this offering. Based on the above, the following table illustrates the per share dilution in net tangible book value per share to new investors. After giving effect to the maximum sale of the common stock and asociated warrants at the public offering price of $0.50 per Share and $0.10 per warrant, the application of the estimated net offering proceeds, our proforma net tangible book value, as of September 30, 1999, would have been $, or $0.22 per share. This represents an immediate increase in net tangible book value of $0.17 per share to existing stockholders, and an immediate dilution of $0.38 per share to new investors purchasing shares in this offering. Based on the above, the following table illustrates the per share dilution in net tangible book value per share to new investors:

                                                       Minimum        Maximum
                                                       -------        -------

Public offering price per share                       $   0.50         $0.50
 of common stock

Value per share due to sale of Warrants               $   0.10         $0.10

Net tangible book value per share
as of September 30, 1999                              $   0.05         $0.22

Increase per share attributed to
investors in this offering                            $   0.04         $0.17


Net tangible book value dilution per
share to new investors                                $   0.51         $0.38


                                 Dividend Policy

         We have not paid any cash dividends to date, and we do not expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.

                              Plan of Distribution

No Broker-Dealer Or Selling Agent Planned At Present

         We are initially offering a minimum of 200,000 units. Each unit consists of one share of our common stock and either one class A redeemable warrant or one class B redeemable warrant. Each unit will be offered at a price of $.60 per unit. The common stock and warrants underlying the units may be transferred separately upon issuance. After we sell 200,000 units, we will sell, pursuant to this prospectus, the remaining number of our shares and warrants separately. A share of common stock will be offered at a price of $.50 per share. The class A warrants and the class B warrants each will be offered at a price of $.10 per warrant. We are offering these securities through our officers and directors on a self-underwritten basis. The public offering price of our securities will not change until completion of the public offering distribution. We are planning to manage the offering without the use of an underwriter, and because of that, there will not be any underwriting discounts or sales commissions. The Securities will be offered and sold by our officers and directors, who will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred on our behalf for such activities. In connection with their efforts, they will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934, as amended (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for persons associated with an issuer. Following the receipt of $120,000 in gross proceeds, all subscriptions will be paid directly to us upon receipt. No person or group has made any commitment to purchase any or all of the Securities. Nonetheless, the officers and directors will use their best efforts to find purchasers for the Securities. We cannot state at this point how many Securities will be sold.

         Our officers and directors anticipate making sales of the Securities to parties whom we believe may be interested, or who have contacted us expressing an interest in purchasing the Securities. Insiders and affiliates will not purchase units in order to reach the minimum. We will be calling upon the expertise of our chief executive office, Mr. Jack Rubinstein, to market our securities. Mr. Rubinstein has a record of expertise in effectively marketing and developing development stage companies. He has worked with CD Radio, Catapult Communications, Cattorion Network Systems, and ONSI (acquired by Loral). We may sell Securities to such parties if they reside in a state in which the Securities may be sold legally and we are also permitted to sell the Securities. However, we are not obligated to sell Securities to any parties and we may refuse to do so.

         We will sell our securities in the following states:

         Colorado
         Connecticut
         Illinois
         Maryland
         New Jersey
         New York
         Washington D.C.
         Wyoming


All securities held by existing shareholders will be subject to a one year "lockup" agreement during which they will be unable to offer and/or sell shares currently held by them. After the expiration of such period, there will be no limitations on any such shareholder's ability to sell shares assuming that a registration statement with respect to such shares is then in effect. If a registration statement is in effect, the shareholders may sell all, or any portion, of their shares. The selling shareholders have agreed not to sell their securities below the public offering price.

Minimum Offering Amount

         We have established a minimum offering amount of $120,000 from the sale of common stock and warrants and will escrow investor money pending sale of this amount. Upon receipt of the minimum Amount, each subscription for securities in this offering that is accepted by us will be credited immediately to our company cash accounts, and such funds may be spent by us at our discretion, without any waiting period or other contingency.

Determination Of The Offering Price

         Prior to this offering, there has been no market for the common stock and/or warrants of the company, and, as a development stage company, we have essentially had no substantial business operations to date. The offering price has been determined arbitrarily by our Board of Directors.

         We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time.

         No person, individual or group has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, that information and representations must not be relied on as having been authorized by us or our officers. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the Securities it offers to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

         The Securities may only be offered, sold or traded in those states where the offering and/or Securities have been registered, or where there is an exemption from registration.

         Purchasers of Securities, either in this offering or in any subsequent trading market which may develop, must be residents of states in which the Securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render the exemption applicable. See "Risk Factors - We May Be Subject to Government Regulation".

                                Legal Proceedings

         We have not been, nor has our property been, the subject of any pending legal proceeding.

                         Directors, Executive Officers,
                          Promoters and Control Persons

         Listed below are our Officers and Directors and their previous experience. The Directors have been elected by the present shareholders and shall serve for terms of one year, or until their successors are elected and have qualified. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

         The directors will be compensated from the offering proceeds after the minimum offering amount has been raised to the extent they engage in the development of our business. Currently we estimate that the directors will devote approximately 20% of their time to company affairs. Currently we estimate that the directors will be paid between one thousand and fifteen hundred dollars a month.

         Our advisors shall be paid a negotiated hourly fee for services they will render to the company.

Officers And Directors

Jack Rubinstein, President, CEO, Secretary and Director

         Mr. Rubinstein, age 51, is the General Partner of DICA Partners, an investment hedge fund located in Hartsdale, New York, since commencement of its operations in 1991. Mr. Rubinstein also acts as a management and financial consultant to various public companies in the telecommunications industry. He was a founding public board member of CD Radio, Inc. and aided in the funding of the Molloy Group, a help desk software developer. Mr. Rubinstein is also a founding member of The Capital Market Advisors Network, a consortium of consultants aiding the capital market needs of emerging private and smaller public companies.

         Mr. Rubinstein began his business career as a securities analyst with Shearson Hammill & Co., specializing in the electrical equipment and business services industries. After seven years as an analyst, he joined Bear Stearns & Co. where he was a Director, managing the proceeds of corporate insider securities sales. At Bear Stearns, he also managed the derivatives investments of several senior officers, as well as a few select individual clients. In 1988, Mr. Rubinstein joined Morgan Stanley & Co. where, in addition to serving corporate officers and select individual clients, he provided his expertise to private investment partnerships. Mr. Rubinstein is a graduate of Cornell University and received an MBA in Finance from New York University.

R.  Scott Barter, Director

         Mr. Barter, age 53, is the Founder, Chairman, Chief Executive Officer and a Director of Unifund Financial Group, Inc. since its inception in 1991 and Unifund America, Inc. since its inception in 1995. Mr. Barter has been engaged in the securities industry in the United States and abroad since August, 1975. He has been licensed with the National Association of Securities Dealers and as a member of the National Futures Association. He has been registered as a representative with the United Kingdom National Association of Securities Dealers and Investment Managers (now FSA) and in addition, has held a Representative's license to deal in securities from the United Kingdom Department of Trade and Industry.

         Mr. Barter has served as a senior officer/director of various brokerage firms and has acted as advisor to and consultant for both publicly and privately traded companies in the United States and the United Kingdom. He has diverse investment experience combined with an extensive background in the areas of corporate finance and the private client/independent investor.

Douglas Harrison-Mills, Director

         Mr. Harrison-Mills, age 49, is a Director of Unifund Financial Group, Inc. Since August 1994 and Unifund America, Inc. since September 1995 and has an extensive background in financial services and communications, working both in the City of London and on Wall Street. He is also currently a Director of Haversham Consulting Ltd, a UK-based consulting firm and has been since December 1991. Prior to founding Haversham, he was Marketing Manager of Elders Investment Management Ltd. (a European subsidiary of the investment banking arm of the international conglomerate, formerly known as Elders IXL) and was responsible for the marketing of EIM's products and services throughout the UK, Europe and North America.

         He has been registered as a Representative with the UK National Association of Securities Dealers and Investment Managers (now FSA), has held both a Principal's and a Representative's license to deal in securities from the UK Department of Trade and Industry and has been registered with IMRO (the Investment Managers Regulatory Organization).

         Mr. Harrison-Mills has advised clients from a variety of business sectors in England, Europe, the United States and Australia; and his work has won a number of international creative awards: a "Clio" plus eight Clio Certificates of Excellence; a Federation of Commercial Television Stations Award and a National Retail Merchants Association Award. His business development experience, on both the client and consultancy side, has spanned most facets of strategic planning, corporate communications and corporate finance, involving him in a number of new product launches and company start-up situations.

William Bradford Smith, II, Director

         Since July 1991, Mr. Smith, age 51, has been a Director and President of WBS&A Ltd., a management consulting firm.

         Mr. Smith founded the Small Corporate Offering Registration Task Force, has served as an advisor to the Texas Delegation to the 1995 White House Conference on Small Business, and attended and has made recommendations to the 15th, 16th, and 17th Annual SEC's Government-Business Forums on Small Business Capitalization, the Small Business Capital Foundation Committee at the 1997 North American Securities Administrators Association annual conference and the University of Southern California's SEC and Financial Reporting Institutes Forum on Selected Issues of Small Business Capital Formation.

         Mr. Smith serves as Chairman of the Board of the non-profit Investors Research Institute ("IRI") and has worked with IRI projects for small publicly traded companies to be followed by securities analysts and to develop information disclosure standards and best practices.

         Mr. Smith has helped organize, sponsor and/or spoken at small business capital formation conferences including the Dallas Federal Reserve Bank's "Capital Solutions for Small Businesses," Greater Austin Chamber of Commerce's SCOR conferences, Houston/Galveston Area Council's "Capitalizing a Small Business," International Quality and Productivity Center's "Stock Trading on the Internet," Loyola-Marymount University's Los Angeles SCOR a Million symposium, Southern California Edison's "Understanding Equity Capital" seminar, five SEC Town Hall Meetings on Small Business Capital Formation and the Seattle SCOR $1,000,000 (and more) Small Business Capital Formation Seminar.

         Mr. Smith was president of a division of Johnstown/Consolidated Capital, president of Bradford Investment company, and division vice president of Valley Federal Savings and Loan, and Relco Industries.

         Mr. Smith is the author of "Guide to Strategic Thinking" and received his MBA from Pepperdine University and a BBA from the University of Oklahoma.

Harold G.  Halcrow, Ph.D., Advisor*

         Professor Halcrow, age 87, earned his Ph.D. in Economics from the University of Chicago and received his B.S. from North Dakota State University and his M.S. from Montana State University. Currently, he is Professor Emeritus of Agricultural Economics at the University of Illinois, Champaign-Urbana. Earlier, he served on the faculties of Montana State University and the University of Connecticut. He has also served as Visiting Professor at Stanford University and the University of California, Berkeley.

         Professor Halcrow is author or co-author of eight books, numerous research publications, journal articles and extensive reports, and the editor of two books. He is a Fellow of the American Agricultural Economics Association
(AAEA), and has served as the AAEA representative on the Board of Directors of the National Bureau of Economic Research, New York. Professor Halcrow has worked as a consultant to the US Department of Commerce, the US Department of Agriculture and the State of Illinois Economic Technical Advisory Committee. He is recognized for his contributions to the business and academic world by Who's Who in America, Who's Who in the Midwest, the Directory of American Scholars, the National Registry of Prominent Americans and International Notables and the International Authors and Writers Who's Who.

Harris Schiff, Consultant*

         Since April 1999, Mr. Schiff, age 55, has been the Vice President in charge of Management Information Systems and Internet Applications for Unifund Financial Group, Inc. Mr. Schiff was a consultant for Unifund Financial Group from July 1998 to April 1999. Prior to joining Unifund,

--------
* Not an officer or director, but may be deemed a "significant employee" he was employed by Kramer Levin Natalis & Frankel LLP (Kramer Levin), a large New York City law firm with a substantial corporate practice from February 1996 through March 1999. Mr. Schiff's responsibilities at Kramer Levin included management of the firm's voluminous electronic financial filings via EDGAR on behalf of its corporate clients. EDGAR is the SEC's program and interface for computerized reporting of, and access to, SEC filing information. Prior to Mr. Schiff's employment by Kramer Levin, he was a free-lance document production consultant for the legal and financial industries in New York from 1989 through February 1996.

Federico Brown, Consultant*

         Mr. Brown, age 35, is presently the director of Interactive Concepts, an internet investor information service based in Austin, Texas. Previously he worked with Percentage Plus Investments, an investment advisory firm also located in Austin. Before the advent of the world wide web, Mr. Brown conducted financial management and national investment seminars, and operated Telestock One, a premier computer bulletin board for investors. Mr. Brown designed and presently maintains Money$earch.com, an interactive investment site on the Internet. On behalf of Money$earch.com, Mr. Brown secured co-branding arrangements with BigCharts, Zack's, Worldlyinvestor.com, EDGAR Online and other large real-time financial data resources as well as e-commerce arrangements with advertisers on the website.

Arthur Gager, Consultant*

         Mr. Gager, age 57, is a New York based graphics artist specializing in art direction, graphic design, desktop publishing and illustration for both print and internet media. From 1982 through 1990 he was senior Producer and Art Director for Grey Advertising. He assisted with various client accounts including Mitsubishi Motors, Stroh's Brewing, Canon Cameras, General Mills, Kraft General Foods, U.S. Government JRAP, Quaker State, B.F. Goodrich, Red Lobster, Procter & Gamble, and Olin Chemicals. From 1975 until 1982 he worked with other major New York advertising firms, including Kenyon & Eckhardt and J. Walter Thompson.

Employment Agreements

         We do not presently have any employment or consulting agreements, although we may enter into employment agreements with certain officers, directors or other key personnel.

Relationships Amongst Management

         There are no family relationships amongst the management of the company.


--------

*    Not an officer or director, but may be deemed a "significant employee"

                          Security Ownership of Certain
                        Beneficial Owners and Management

         The following tables set forth certain information regarding the beneficial ownership of shares of common stock of the company by our officers, directors and those holders of five percent (5%) or more of stock in our company both prior to the offering as well as after completion of the offering. Based on information furnished by these individuals and/or groups, we believe that they are the beneficial owners of the common stock listed below, and unless otherwise noted, have sole investment and voting power with respect to such shares, except in those cases where community property laws may apply.

         Prior to the offering and according to the records provided by the company (which currently has 2,275,000 shares of common stock outstanding), the officers, directors and holders of five percent (5%) or more of our common stock, owned the following number of shares:


                 Name                        of Shares           Percentage
-------------------------------------- -----------------------------------------
Jack Rubinstein                                       748,750        32.91%
Unifund Financial Group, Inc.*                        998,750        49.90%
R. Scott Barter                                       350,000        15.38%
Douglas Harrison-Mills                                 50,000         2.20%
Brad Smith                                             50,000         2.20%
(All officers and directors
  as a group - 4 persons)                           2,197,500        97.80%

      *This entity is controlled by Mr. Barter and its share ownership in us is attributed to him.

                                TOTALS              1,222,500        96.50%

    Upon completion of the offering, officers, directors and holders of five percent (5%) or more of our common stock will hold, in the aggregate, 2,197,500 shares issued and outstanding, if the Minimum Amount is sold and 2,197,500 shares issued and outstanding if the Maximum Amount is sold:


                                                                 Percentage of Common Stock
                                                            --------------------------------------
                                              Number
           Name of Officer                  of Shares            Minimum             Maximum
------------------------------------------------------------------------------- ------------------
Jack Rubinstein                                     748,750             30.25%             22.85%
Unifund Financial Group, Inc.*                      998,750             40.35%             30.49%
R. Scott Barter                                     350,000             14.14%             10.69%
Douglas Harrison-Mills                               50,000              2.02%              1.53%
Brad Smith                                           50,000              2.02%              1.53%

(All officers and directors
  as a group - 4 persons)
      *This entity is controlled by Mr. Barter and
       its share ownership in us is attributed to him.
                                TOTALS            2,197,500             88.78%             67.09%

                            Description of Securities

         The securities offered for sale consist of (i) 1,000,000 shares of common stock, par value $0.001 per share, which can be purchased for $0.50 per share, (ii) 1,000,000 class A redeemable warrants, which can be purchased for $0.10 per warrant, and which may be exercised for one share of common stock at an exercise price of $3.00 per share, and (iii) 1,000,000 class B redeemable warrants, which can be purchased for $0.10 per warrant and which may be exercised for one share of common stock at an exercise price of $5.00 per share. Subject to applicable offering minimum amounts, an investor must purchase the same number of class A redeemable warrants or class B redeemable warrants as shares of common stock.

         Common Stock

         We are authorized to issue up to 20,000,000 shares of common stock, par value $.001 per share, of which 2,275,000 shares are outstanding on the date hereof. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may be outstanding, if and when the board of directors declares dividends, holders of common stock are entitled to ratably receive, such dividends. Upon the liquidation, dissolution, or winding up of the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. common stock is not convertible, nor does it have any preemptive rights. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

         We will, at all times, reserve a sufficient number of authorized but unissued shares to accommodate the exercise of warrants. There is no assurance that any such exercise will take place and therefore no assurance that we will have available to us proceeds from an exercise.

Warrants

         The company will offer class A redeemable warrants and class B redeemable warrants. The following discussion of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of each warrant and its related warrant Agreement, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Both the class A redeemable warrant and the class B redeemable warrant and the class A redeemable warrant agreement and class B redeemable warrant agreement can be inspected and copied by the public at the offices of the SEC in Washington, D. C., New York, New York, and Chicago, Illinois (see "Additional Information").

The Class A Redeemable Warrants

         The class A redeemable warrants will be issued in registered form pursuant to an agreement dated the date of this prospectus between the company and Continental Stock Transfer and Trust company (the "Class A Redeemable Warrant Agent"). One class A redeemable warrant represents the right of the registered holder to purchase one share of common stock at an exercise price of $3.00 per share, subject to adjustment (the "Class A Exercise Price") The class A redeemable warrants are subject to adjustment in the Purchase

Price and in the number of shares of common stock and/or other securities deliverable upon the exercise of the class A redeemable warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

         The class A redeemable warrants may be exercised at any time after issuance, until the close of business on the third anniversary of the effective date of the offering (the "Class A Expiration Date"). After the Expiration Date, the class A redeemable warrants become void and of no value. A holder of the class A redeemable warrants may exercise them at the office of the class A redeemable warrant Agent (now located at 2 Broadway, NY, NY 10004) by surrendering his or her warrant, and paying the Exercise Price for each warrant being exercised.


         No holder of the class A redeemable warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of common stock for any purpose whatsoever until the class A redeemable warrants have been duly exercised and the Purchase Price paid in full.

         The class A redeemable warrants are subject to redemption by the company anytime on 30 days written notice at a redemption price of $.01 per warrant, provided that the trading price of the underlying common stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the class A redeemable warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.

         If required, the company will file a post-effective amendment to the registration statement with the Commission with respect to the common stock underlying the class A redeemable warrants prior to the exercise of the class A redeemable warrants and deliver a prospectus with respect to such common stock to all class A redeemable warrant holders as required by Section 10(a)(3) of the Securities Act of 1933.

The Class B Redeemable Warrants

         The class B redeemable warrants will be issued in registered form pursuant to an agreement dated the date of this prospectus between the company and Continental Stock Transfer and Trust company (the "Class B Redeemable Warrant Agent"). One class B redeemable warrant represents the right of the registered holder to purchase one share of common stock at an exercise price of $5.00 per share, subject to adjustment (the "Class B Exercise Price"). The class B redeemable warrants are subject to adjustment in the Exercise Price and in the number of shares of common stock and/or other securities deliverable upon the exercise of the class B redeemable warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

         The class B redeemable warrants may be exercised at any time after issuance, until the close of business on the fifth anniversary of the effective date of the offering (the "Expiration Date"). After the Expiration Date, the class B redeemable warrants become void and of no value. A holder of the class B redeemable warrants may exercise them at the office of the

Class B Redeemable Warrant Agent (now located at 2 Broadway, NY, NY 10004) by surrendering his or her warrant, and paying the Class B Exercise Price for each class B redeemable warrant being exercised.

         No holder of the class B redeemable warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of common stock for any purpose whatsoever until the class B redeemable warrants have been duly exercised and the Exercise Price paid in full.

         The class B redeemable warrants are subject to redemption by the company anytime on 30 days written notice at a redemption price of $.01 per warrant, provided that the trading price of the underlying common stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the class B redeemable warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.

         If required, the company will file a post-effective amendment to the registration statement with the Commission with respect to the common stock underlying the class B redeemable warrants prior to the exercise of the class B redeemable warrants and deliver a prospectus with respect to such common stock to all class B redeemable warrant holders as required by Section 10(a)(3) of the Securities Act of 1933. (See "Risk Factors-We May Be Subject to Government Regulation.")

                     Interests of Named Experts and Counsel

         The company's Financial Statements as of December 31, 1998 and June 30, 1999 and for the period from June 23, 1997 (Date Operations Commenced) to September 30, 1999 were passed upon by Thomas P. Monahan, independent certified public accountant. Certain legal matters in connection with the registration of the Securities were passed upon by Kaplan Gottbetter & Levenson, LLP, counsel to the company.

                              Selling Shareholders

         All securities held by existing shareholders will be subject to a one year "lockup" period during which they will unable to offer and/or sell shares currently held by them. After the expiration of such period, there will be no limitations on any such shareholder's ability to sell shares assuming that a registration statement with respect to such shares is then in effect. If a registration statement is in effect, the shareholders may sell all, or any portion, of their shares.

         The shareholdings of our officers and directors is set forth under the heading "Security Ownership of Certain Beneficial Owners and Management". There are 77,500 shares held by individuals who are neither officers nor directors. The names and shareholdings of such individuals and their percentage ownership of the common stock of the company if the minimum and maximum number of shares are sold are as follows:

                       Percentage of Common Stock
Name of Owners         Number of Shares             Minimum             Maximum
--------------         ----------------             -------             -------
Sheila Corvino               50,000                 2.02%               1.53%
Harold Halcrow               10,000                 0.40%               0.30%
Harris Schiff                10,000                 0.40%               0.30%
Federico Brown                5,000                 0.20%               0.15%
Arthur Gager                  2,500                 0.10%               0.08%
                              =====                 =====               =====
TOTALS                       77,500                 3.13%               2.36%

None of the individuals listed above are officers and/or directors. They may be considered to be "significant employees" and a description of their activities during the prior three years is included in the section entitiled "Directors, Executive Officers, Promoters and Control Persons".

                     Certain Provisions of Our Articles and
                  By-laws and Disclosure of Commission Position
                On Indemnification for Securities Act Liabilities

         The company's Amended Certificate of Incorporation and By-laws contain provisions eliminating the personal liability of a director to the company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the company. As a result of this provision, the ability of the company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

                             Description of Property

         Our principal place of business is at 250 East Hartsdale Avenue, Suite 21, Hartsdale, New York, in space provided to us by Mr. Jack Rubinstein, our President, pursuant to a tenancy at will, for which we pay $500 per month plus associated expenses. We believe that we could readily secure office space in the future should we need to, although we would be required to pay prevailing rental rates.

                 Certain Relationships and Related Transactions

         Mr. Rubinstein was the sole shareholder of the company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the Corporation had substantially no assets and had not commenced substantial operations, he purchased 100 shares of common stock in a transaction which did not involve any public offering. During the year ending December 31, 1998, officers, directors, certain of their affiliates, and certain consultants were issued shares. On December 18, 1998, the company issued 75.25 shares or 752,500 post split shares of common stock for consulting services valued at $181,875 or $0.25 per share to the following individuals and companies and in the following amounts: 123,750 shares to Jack Rubinstein; 100,000 to R. Scott Barter; 50,000 shares to Douglas Harrison-Mills; 50,000 to Brad Smith; and 403,750 to Unifund Financial Group, Inc. This resulted in the holdings which are reported in the initial table of "Security Ownership of Certain Beneficial Owners and Management".

         In May 1999, we performed a 1:10,000 forward split of our common stock and the number of shares reported above give retroactive effect to such split.

         On March 15, 1999 we entered into a Consulting Agreement with
Unifund America, Inc. and Unifund Financial Group. They agreed to provide us with various consulting services in such areas as corporate planning, management, and marketing. They provided us with assistance in assembling a team of lawyers, accountants as well as business and technology consultants to provide services to our company. In addition, Scott Barter, the president of Unifund America and Unifund Financial Group will join our board and will continue to aid in our growth. We compensated Unifund Financial Group for these services by issuing them 623,750 shares of our common stock.

         On October 1, 1999, Sheila Corvino was awarded 50,000 of shares of our common stock in partial consideration of legal services rendered to our company.

         In December 1999, bridge financing in the amounts of $37,500, $37,500 and $25,000 was contributed by Unifund Financial Group, Inc., Jack Rubinstein and Scott Barter, respectively. In consideration of these amounts, each of Unifund Financial Group, Inc. and Jack Rubinstein were issued 375,000 shares of our common stock and Scott Barter was issued 250,00 of our common stock.

         Mr. Rubinstein has previously provided loans to the company which aggregated $72,622 from inception through December 31, 1998. As of June 30, 1999, the company repaid officer loans with $30,000 and converted $43,672 to additional paid in capital as of June 30, 1999.

                            Market for Common Equity
                         and Related Stockholder Matters

Shares Eligible For Future Sale

         Upon completion of this offering, assuming the sale of all common stock being offered, we will have outstanding 2,250,000 shares of common stock. All such shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the company (ie. a person controlling, controlled by or under common control with us), which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective or in accordance with the resale limitations of Rule 144 adopted under the Securities Act.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of the common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

         The company's common stock is not listed or quoted on any organized exchange or other trading market, nor have we applied for a formal listing or quotation. We do not currently meet the numerical requirements to have our shares listed on a United States stock exchange or quoted on the NASDAQ over-the-counter market. A trading market may not develop or be sustained. The post-offering fair value of the company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the company, as well as factors beyond the company's control. Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for the company to raise capital through a future offering of our equity securities. In that connection, investors should note that we are registering all shares held by our officers, directors and principal shareholders for sale after we complete the sale of all the shares we intend to sell. This market overhang may adversely affect the price at which our shares are quoted, whether or not any of these individuals sell their shares.

                             Executive Compensation

         For the period from inception through September 30, 1999, a total of $10,500 in expenses was incurred by the company due to reimbursement of officers' expenses. No officer of director of the company currently has any employment contract, nor do we currently operate any compensation or incentive plans for such individuals. However, upon the receipt of additional financing which may include the proceeds of this offering, the board of directors may approve compensation to both officers and members of the board.

                              Financial Statements

         Registrant's Financial Statements as of December 31, 1998 and September 30, 1999 and for the years ended December 31, 1997 and December 31, 1998, and the independent auditor's report of Thomas P. Monahan with respect thereto, appear on pages F-1 through F-6 of this Registration Statement on Form SB-2, and the notes thereto appear on pages F7 - F12. Registrant's Unaudited Financial Statements for the period from September 23, 1997 to September 30, 1999, for the month ended September 30, 1999, and for the nine months ended September 30, 1998 appear on pages F-3 and F-4 of this Registration Statement on Form SB-2.


                        Changes in and Disagreements With
               Accountants On Accounting and Financial Disclosure

         None.

                 Where Can Investors Find Additional Information


         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the Securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

                                Thomas P. Monahan
                           Certified Public Accountant
                              208 Lexington Avenue
                           Paterson, New Jersey 07502
                                 (201) 790-8775
                               Fax (201) 790-8845


To The Board of Directors and Shareholders of Pipeline Data, Inc. (a development stage company)

I have audited the accompanying balance sheet of Pipeline Data, Inc. (a development stage company) as of December 31, 1998 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pipeline Data, Inc. (a development stage company) as of December 31, 1998 and the results of its operations, shareholders equity and cash flows for the year ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Pipeline Data, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the company has incurred operating losses since the date of reorganization and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Pipeline Data, Inc. (a development stage company) to continue as a going concern.

 /s/ Thomas Monahan
Thomas P. Monahan, CPA
December 30, 1999
Paterson, New Jersey

                               PIPELINE DATA, INC.
                          (A development stage company)
                                  BALANCE SHEET

                                                                                         September 30, 1999
                                                                            December 31, 1998         Unaudited
                                                                            -----------------     ------------------
                                                 Assets
Current assets

  Cash and cash equivalents                                            $   4,367                     $  30,098
                                                                           ---------                   ---------
  Current assets                                                           4,367                        30,098

Property and equipment                                                         -0-                          -0-


Total assets                                                               $4,367                    $  30,098
                                                                           =====                        =====


                      Liabilities and Stockholders' Equity

Current liabilities
  Accrued expenses                                                        $9,000                   $  18,000
   Officer loans payable                                                  72,622                         -0-
                                                                       ---------                    ---------
  Total current liabilities                                               81,622                      18,000

Stockholders' equity
  Preferred stock authorized 1,000 shares, $0.001 par value each. At December 31, 1998 and
September 30, 1999 there are -0- and
 -0- shares outstanding respectively

  Common Stock authorized 2,000 shares, $0.001
 Par value each. At December 31, 1998 and
September 30, 1999, there are 977,500 and
1,225,000  shares outstanding respectively                                  978                       1,226

Additional paid in capital                                              190,646                     320,320

Deficit accumulated during development stage                           (268,879)                  (309,448)
                                                                     ----------                 -----------
Total stockholders' equity                                             (77,255)                     12,098
                                                                     ----------                 -----------
Total liabilities and stockholders' equity                           $   4,367                   $  30,098
                                                                     =========                  ==========


                See accompanying notes to financial statements.

                                       F-2


                               Pipeline Data, Inc.
                          (A development stage company)
                             Statement of Operations



                                    For the period from                                                        For the period from
                                    inception, June 23,                     For the nine       For the nine     inception, June 23,
                                          1997, to     For the year ended   months ended       months ended      1997 to September
                                        December 31,      December 31,    September 30, 1998 September 30, 1999    30, 1999
                                            1997              1998            Unaudited         Unaudited          Unaudited
                                            ----              ----            ---------         ---------         ---------
Revenue                                     $ -0-       $    22,500             $ -0-         $    30,000         $    52,500

Costs of goods sold                           -0-               -0-               -0-                 -0-                 -0-

Gross profit                                  -0-            22,500               -0-              30,000              52,500

Operations:
  General and administrative               35,003           250,152            36,384              69,519             354,674
  Depreciation and  amortization            2,852               -0-               -0-                 -0-               2,852
                                      -----------       -----------       -----------         -----------         -----------
  Total expense                            37,855           250,152            36,384              69,519             357,526
Income (loss) from operations             (37,855)         (227,652)          (36,384)            (39,519)           (305,026)

Other income and expenses
  Interest expense                            765             2,607               900               1,050               4,422
                                      -----------       -----------       -----------         -----------         -----------
total other expenses                          765             2,607               900               1,050               4,422

Income (loss)                         $   (38,620)      $  (230,259)      $   (37,284)        $   (40,569)        $  (309,448)
                                      ===========       ===========       ===========         ===========         ===========

Net income (loss)
 per share -basic                     $     (0.30)      $     (0.82)      $     (0.15)        $     (0.04)        $     (0.32)
                                      ===========       ===========       ===========         ===========         ===========
Weighted average
Number of shares
 outstanding-basic                        125,000           280,312           250,000             977,500             977,500
                                      ===========       ===========       ===========         ===========         ===========



                See accompanying notes to financial statements.

                                      F-3


                               Pipeline Data, Inc.
                          (A development stage company)
                             Statement of Operations



                                                    For the         For the
                                                 three months     three months
                                                     ended            ended
                                                    September 30,  September 30,
                                                      1998            1999
                                                 ---------------   ------------
Revenue                                         $       -0-        $        -0-

Costs of goods sold                                     -0-                 -0-

                                                -----------         -----------
Gross profit                                            -0-                 -0-

Operations:
  General and administrative                         21 879              10,870
  Depreciation and  amortization                        -0-                 -0-
                                                -----------         -----------
  Total expense                                      21,879              10,870
Income (loss) from operations                       (21,879)            (10,870)


total other expenses
Income (loss)                                   $   (21,879)            (10,870)
                                                ===========         ===========

Net income (loss)
per share -basic                                $     (0.09)        $     (0.01)
                                                ===========         ===========
Weighted average
Number of shares
 outstanding-basic                                  250,500             977,500
                                                ===========         ===========



                See accompanying notes to financial statements.

                                      F-4




                               Pipeline Data, Inc.
                          (A development stage company)
                             Statement of Cash Flows



                                                                                                                 For the period
                                          For the         For the         For the six        For the six          from inception
                                        year ended       year ended      months ended         months ended        June 23, 1997, to
                                        December 31,      December 31,  September 30, 1998  September 30, 1999   September 30, 1999
                                           1997             1998          Unaudited            Unaudited            Unaudited
                                           ----             ----          ---------            ---------            -----------
Cash Flows From Operating Activities
  Net income (loss)                      $ (38,620)      $(230,509)      $ (37,284)           $(40,569)           $(309,448)
  Non cash transactions                         --         181,875              --                  --              188,875
  Depreciation                               2,852              --              --                  --                2,852

  Accrued expenses                           3,000           6,000           4,500               9,000               18,000
                                         ---------       ---------       ---------            --------            ---------
Total Cash Flows
 From Operations                           (32,768)        (42,384)        (32,784)            (31,569)            (106,721)

Cash Flows From
Investing Activities
  Property and equipment                    (2,852)             --              --                  --               (2,852)
                                         ---------       ---------       ---------            --------            ---------
Total Cash Flows From
 Investing Activities                       (2,852)             --              --                  --               (2,852)

Cash Flows From
 Financing Activities
  Officer loan payable                      35,765          36,857          42,998             (72,622)                  -0-
  Sale of Common Stock                       9,749              --              --              24,750               34,499
  Additional paid in capital                    --              --              --             105,172              105,172
                                         ---------       ---------       ---------            --------            ---------
Total Cash Flows From
 Financing Activities                       45,514          36,857          42,998              57,300              139,671


Net Increase
(Decrease) in Cash                           9,894          (5,527)         10,214              25,731               30,098

Cash Balance
 Beginning of Period                           -0-           9,894           5,641               4,367                  -0-
                                         ---------       ---------       ---------            --------            ---------
Cash Balance End of
 Period                                  $   9,894       $   4,367       $  15,855            $ 30,098            $  30,098
                                         =========       =========       =========            ========            =========
Non cash activities
Issuance of 752,500 shares of
Common Stock in consideration for
consulting services                             --              --       $ 188,125                --              $ 188,125



                 See accompanying notes to financial statements

                                      F-5


                               Pipeline Data, Inc.
                          (A development stage company)
                        Statement of Stockholders Equity
                                                                                                    Deficit
                                                                             Additional      accumulated during
Date                                       Common Stock      Common Stock   paid in capital   development stage              Total
----                                       ------------      ------------   ---------------    ----------------              -----
06-24-1997(1)                                     100           $     1           $   9,748                  --           $   9,749
                                           ==========           =======           =========           =========           =========
Forward split of shares
 12-18-1998                                 1,000,000           $ 1,000           $   8,749                  --           $   9,749
Cancellation of shares
 12-18-1998                                  (750,000)          $  (750)          $     750                  --                  --
Net loss                                           --                --                  --             (38,620)            (38,620)
                                           ----------           -------           ---------           ---------           ---------
12-31-1997 restated                           250,000           $   250           $   9,499           $ (38,620)          $ (28,871)

Shares issued for
consulting fees                               727,500           $   728             181,147                  --             181,875
Net loss                                           --                --                  --            (230,259)           (230,259)
                                           ----------           -------           ---------           ---------           ---------
12-31-1998                                    977,500           $   978           $ 190,646           $(268,879)          $ (77,255)


Sale of shares                                247,500               248              24,502                  --              24,750
Capital contribution                               --                --             105,172                  --             105,172
Unaudited
Net loss                                           --                --                  --             (40,569)            (40,569)
                                           ----------           -------           ---------           ---------           ---------
06-30-1999                                  1,225,000           $ 1,226           $ 320,320           $(309,448)          $  12,098
                                           ==========           =======           =========           =========           =========

                See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


         Note 1. Organization of Company and Issuance of Common Stock

         a. Creation of the Company

         Pipeline Data, Inc., (the "Company") was formed under the laws of Delaware on June 23, 1997 and was originally authorized to issue 2,000 shares of Common Stock, $0.001 par value each and 1,000 shares of preferred stock, $0.001 par value each. In May, 1999, the Company amended its certificate of incorporation increasing the authorized number of shares of Common Stock to 20,000,000, $0.001 par value each and increasing the authorized number of shares of preferred stock to 5,000,000, $0.001 par value each.

         b. Description of the Company

         The Company is considered to be a development stage business that is in the process of developing a web site on the World Wide Web for the purpose of selling health care products and sharing its expertise by doing consulting.

         c. Issuance of Shares of Common Stock

         On June 24, 1997, the Company sold 100 shares or 100,000 post split shares to Mr. Jack Rubinstein in consideration for $100 cash.

         Between June 20, 1997 to August 20, 1997, Mr. Rubinstein contributed to the Company's capital an additional $9,649 in expenses paid on behalf of the Company.

         On December 18, 1998, Mr. Rubinstein remitted back to the Company 75 shares or 750,000 post split shares of Common Stock for cancellation.

         On December 18, 1998, the Company issued 75.25 shares or 727,500 post split shares of Common Stock for consulting services valued at $181,875 or $0.25 per share to the following individuals and companies and in the following amounts: 123,750 shares to Jack Rubinstein; 100,000 to R. Scott Barter; 50,000 shares to Douglas Harrison-Mills; 50,000 to Brad Smith; and 403,750 to Unifund Financial Group, Inc.

         The Company forward split the number of shares of common stock outstanding on March 31, 1999 in a ratio of 10,000 to one.

         The Company sold 247,500 shares of common stock for an aggregate consideration of $24,750 or $0.10 per share.

         For the period April 1, 1999 to September 30, 1999, the Company received an aggregate of $105,172 as an additional contribution to capital a shareholder of the Company.

         Mr. Jack Rubenstein, converted the balance of his officer loan payable aggregating $43,672 to additional paid in capital.

         As of September 30, 1999, the Company rescinded the issuance of 25,000 shares of common stock to Alan Scott.

         Note 2-Summary of Significant Accounting Policies

         a. Basis of Financial Statement Presentation

         The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998

satisfaction of liabilities in the normal course of business. As of December 31, 1998, the Company incurred net losses of $268,879 and an aggregate of $309,448 for the period from inception June 23, 1997 to September 30, 1999. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing. The Company is anticipating that with the completion of a public offering and with the increase in working capital, the Company will be able to complete its web site and experience an increase in sales. The Company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress developing its source of inventory of health care products, regulations relating to the Internet marketing business and initiating marketing penetration. The Company plans to engage in such ongoing financing efforts on a continuing basis.

         The financial statements presented consist of the balance sheet of the Company as at December 31, 1998 and the related statements of operations and cash flows for the period from inception, June 23, 1997 to December 31, 1997 and for the year ending December 31, 1998.

         The unaudited financial statements presented consist of the balance sheet of the Company as at September 30, 1999 and the related statements of operations and cash flows for the nine months ended September 30, 1998 and 1999 and for the period from inception, June 23, 1997, to September 30, 1999.

         b. Cash and cash equivalents

         The Company treats temporary investments with a maturity of less than three months as cash.

         c. Revenue recognition

         Revenue is recognized when products are shipped or services are rendered.

         d. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         e. Asset Impairment

         The Company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the Company's financial position or results of operations.

         f. Research and Development Expenses

         Research and development expenses are charged to operations when incurred.

         g. Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods over a period of seven years. Maintenance and repairs are charged against operations and betterment's are capitalized.

         h. Significant Concentration of Credit Risk

         At September 30, 1999, the Company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

         i. Unaudited financial information

         In the opinion of Management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of September 30, 1999 and the results of its operations and its cash flows for the nine months ended September 30, 1998 and 1999. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

         Note 3 - Related Party transactions

         a. Issuance of Shares of Common Stock

         On June 24, 1997, the Company sold 100 shares to Mr. Jack Rubinstein in consideration for $100 cash.

         Between June 20, 1997 to August 20, 1997, Mr. Rubinstein contributed to the Company's capital an additional $9,649 in expenses paid on behalf of the Company.

         On December 18, 1998, Mr. Rubinstein remitted back to the Company 75 pre-split or 750,000 shares of Common Stock for cancellation.

         On December 18, 1998, the Company issued 75.25 shares or 727,500 post split shares of Common Stock for consulting services valued at $181,875 or $0.25 per share to the following individuals and companies and in the following amounts: 123,750 shares to Jack Rubinstein; 100,000 to R. Scott Barter; 50,000 shares to Douglas Harrison-Mills; 50,000 to Brad Smith; and 403,750 to Unifund Financial Group, Inc.


         For the period April 1, 1999 to September 30, 1999, the Company received $105,172 as an additional contribution to capital a shareholder of the Company.

         Mr. Jack Rubenstein, converted the balance of his officer loan payable aggregating $43,672 to additional paid in capital.


         b. Office Location

         The Company occupies office space at the office of the President at 250 East Hartsdale Avenue, Hartsdale, New York, 10530 at a monthly rental of $500. For the period from inception, June 23, 1997, to December 31, 1997, for the year ending December 31, 1998 and for the nine months ended September 30, 1999, rent expense was $3,000, $10,125 and $6,000 respectively.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


         c. Officer Loan

         As of December 31, 1998 and September 30, 1999, the Company is obligated to repay officer loans to Mr. Jack Rubinstein, President of the Company with interest at 6%, payable on demand aggregating $72,622 and $-0-respectively including accrued interest of $2,622 and $-0- respectively. As of June 30, 1999, Mr. Jack Rubenstein, converted the balance of his officer loan payable aggregating $43,672 to additional paid in capital.

         d. Officer Compensation

         For the period from inception, June 23, 1997, to December 31, 1997, for the year ending December 31, 1998 and for the six months ended September 30, 1999, the Company has accrued a minimal compensation of $500 per month as compensation to Mr. Rubinstein as consideration for services while the Company is in the development stage of development as follows: $3,000, $6,000 and $6,000 respectively.

         Note 4 - Commitments and Contingencies

         At December 31, 1998 and September 30, 1999, the Company has not entered into any contracts or commitments.

         Note 5 - Income Taxes

         The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 1998 and September 30, 1999, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

         At September 30, 1999, the Company has net operating loss carry forwards for income tax purposes of $309,448. This carryforward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


         The components of the net deferred tax asset as of September 30, 1998 are as follows:


            Deferred tax asset:
                  Net operating loss carry forward            $ 105,212
                  Valuation allowance                         $(105,212)
                                                              ----------
                  Net deferred tax asset                      $    -0-
                                                               ========


         The Company recognized no income tax benefit for the loss generated in the period from inception, June 23, 1997, to September 30, 1999.

         SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

         Note 6 - Property and Equipment

         Capital Assets consisted of the following at December 31, 1998:


                                             Asset      Accumulated      Total
                                             Cost      Depreciation

                  Office equipment          $2,582        $2,852          $-0-
                                            ------        ------          ----

       Capital Assets consisted of the following at September 30, 1999:


                                             Asset      Accumulated      Total
                                             Cost      Depreciation

                  Office equipment          $2,582        $2,852          $-0-
                                            ------        ------          ----

       Note 7 - Preferred Stock

         The Company's authorized capital stock consists of 5,000,000 Shares of Preferred Stock, par value $.01 per share.

         The Board of Directors of the Company has the authority to establish and designate any shares of stock in series or classes and to fix any variations in the designations, relative rights, preferences and limitations between series as it deems appropriate, by a majority vote.

         The preferred stock may be issued in series, each of which may vary, as determined by the board of directors, as to the designation and number of shares in such series, voting power of the holders thereof, dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, and conversion rights and sinking fund requirements, if any, of such series.

         As of December 31, 1998 and September 30, 1999, the number of shares outstanding is -0-.

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998


         Note 9 - Business and Credit Concentrations

         The amount reported in the financial statements for cash approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

         Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

                               PIPELINE DATA, INC


No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


Until January 29, 2000 (90 days from the date of this prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a broker to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                               PIPELINE DATA INC.


                        5,275,000 shares of Common Stock
                           Par Value, $0.001 per share


                      1,000,000 Class A Redeemable Warrants

                      1,000,000 Class B Redeemable Warrants



                               P r o s p e c t u s





                                December 30, 1999

                               PIPELINE DATA INC.

                                     Part II

                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

         The Company's Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of the company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Item 25. Other Expenses of Issuance and Distribution

         The estimated expenses of this offering are:

      Registration Fees                          $    2,627.95
      Blue Sky Filing Fees                       $   15,000.00
      Attorney's Fees                            $   55,000.00
      Accountant's Fees                          $   10,000.00
      Printing and Copying                       $   10,000.00
      Miscellaneous


      TOTAL                                      $   92,627.95

Item 26. Recent Sales of Unregistered Securities

         Mr. Rubinstein was the sole shareholder of the company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the Corporation had substantially no assets and had not commenced substantial business operations, he purchased 100 shares of common stock of which 75 shares were later returned to the company for cancellation in a transaction which did not involve any public offering. During the year ending December 31, 1998, officers, directors and certain of their affiliates were issued shares and after such issuance owned the following amounts: Mr. Barter: 25 shares, Unifund Financial Group, Inc.: 25 shares, Mr. Rubinstein: 25 shares, Mr. Harrison-Mills:
5 shares, Mr. Smith: 5 shares; Mr. Scott: 2.5 shares, Mr. Halcrow: 1 share, and Mr. Schiff: 1 share, Mr. Brown: 0.5 shares, Mr. Gager: 0.25 shares. These shares were all issued pursuant to Section 4(2) of the Securities Act in transactions not involving any public offering. On May 25, 1999, we filed an Amended and Restated Certificate of Incorporation pursuant to which we performed a forward stock split of our common stock in the ratio of 1:10,000. This resulted in the shareholdings for these individuals which are reported in the initial table of "Security Ownership of Certain Beneficial Owners and Management".

Item 27.   Exhibits.


Exhibit No.            Description

      3.1*       Certificate of Incorporation

      3.2*       Amended and Restated Certificate of Incorporation of Registrant

      3.3*       By-laws of Registrant

      3.4*       Form of Class A Redeemable Warrant

      3.5*       Form of Class B Redeemable Warrant

      3.6*        Form of Class A Warrant Agreement

      3.7*        Form of Class B Warrant Agreement

      3.8         Form of Lock-up Agreement

      5** Opinion on Legality of Kaplan Gottbetter & Levenson, LLP, counsel to registrant

      10.1*       Web site development and servicing agreement

      10.2        Consulting Agreement among Pipeline Data, Inc.
                  Unifund America, Inc. and Unifund Financial Group, Inc.

      10.3       Agreement with Rainbow Media

      23.1** Consent of Kaplan Gottbetter & Levenson, LLP, counsel to registrant, see exhibit 5

      23.2       Consent of Thomas P. Monahan, independent public accountant

      27*        Financial Data Schedule


*  Previously filed.
** To be filed by amendment.




Item 28. Undertakings

      The company hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) Include any additional or change in material information on the plan of distribution.

         (iv) Reflect the sale of more than 125,000 shares held by existing shareholders which are subject to a one-year "lockup" period from the effective date of this registration statement.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         (5) Attach a supplementary "sticker" to each prospectus used after more than 62,500 of the shares subject to the initial one-year "lockup" period from the effective date of this registration statement have been sold.

                                   Signatures


         In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment number three to its registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Hartsdale, state of New York, on December 30, 1999.



                                       Pipeline Data Inc.
                                       (Registrant)


                                       By  /s/ Jack Rubinstein
                                           -------------------
                                          Jack Rubinstein
                                          Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.



       /s/ R. Scott Barter             Director           December 30, 1999
       -------------------             --------           -----------------
       R. Scott Barter                 (Title)                  (Date)
      (Signature)

     /s/ Douglas Harrison-Mills         Director            December 30, 1999
     --------------------------         --------            -----------------
     Douglas Harrison-Mills            (Title)                  (Date)
      (Signature)